UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1 )

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Annaly Capital Management, Inc.
(Name of Registrant as Specified In Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF ANNALY STOCKHOLDERS

To be Held May 23, 2013

To the Stockholders of Annaly Capital Management, Inc.:

We will hold the annual meeting of the stockholders of Annaly on May 23, 2013, at  9:00 a.m., New York time, at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, to consider and vote on the following proposals:

●	election of three directors for a term of three years each and one director for a term of one year;
●
a proposal to approve our entering into a management agreement with Annaly Management Company LLC (the “Manager”) under which it would be responsible for our management (i.e., we would externalize our management and all members of our management, including all of our executive officers, would be employed by the Manager);

●	approval of a non-binding advisory resolution on our executive compensation;
●	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and
●	any other matters as may properly come before our annual meeting or any adjournment or postponement thereof.

We will transact no other business at the annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement of it by our board of directors.

Only our common stockholders of record at the close of business on April 1, 2013, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of it.  A complete list of our common stockholders of record entitled to vote at the annual meeting will be available for inspection during the 10 business days before the annual meeting at our executive offices during ordinary business hours for proper purposes.

Your vote is very important.  If you do not provide voting instructions, your shares will not be voted or counted on several important matters. We urge you to vote soon after you receive these proxy materials, which explain how to vote via mail, phone or Internet.

ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of our common stock as of the record date, and valid government issued photo identification. The indicated portion of your proxy card or voter instruction card will serve as your admission ticket.

Our board of directors recommends that you vote:

●	“FOR” the election of each of the nominees as directors;
●	“FOR” the proposal to approve our entering into a management agreement with the Manager;
●	“FOR” approval of the non-binding advisory resolution on executive compensation; and
●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

By Order of the Board of Directors,

R. Nicholas Singh
Secretary

April     , 2013
New York, New York

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting May 23, 2013. Our Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	1
PROPOSAL 1 ELECTION OF DIRECTORS	12
Directors	12
Class I Directors	13
Class II Directors	14
Class III Directors	15
CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES	16
Corporate Governance	16
Board Oversight of Risk	16
Independence of Our Directors	17
Board Leadership Structure	17
Board Committees and Charters	17
MANAGEMENT	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ANNALY	22
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
COMPENSATION OF DIRECTORS	39
Director Compensation	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	40
EQUITY COMPENSATION PLAN INFORMATION	41
REPORT OF THE AUDIT COMMITTEE	41
PROPOSAL 2 MANAGEMENT EXTERNALIZATION PROPOSAL	43
PROPOSAL 3 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	65
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	67
Relationship with Independent Registered Public Accounting Firm	68
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	69
ACCESS TO FORM 10-K	69
STOCKHOLDER PROPOSALS	69
OTHER MATTERS	69
WHERE YOU CAN FIND MORE INFORMATION	70
Exhibit A Management Agreement	71

i

ANNALY CAPITAL MANAGEMENT, INC.
1211 AVENUE OF THE AMERICAS, SUITE 2902
NEW YORK, NEW YORK 10036
______________________

2013 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

Annaly Capital Management, Inc. (“Annaly”, “we”, “our” or “us”) is furnishing this proxy statement in connection with our solicitation of proxies to be voted at our 2013 annual meeting of stockholders. We will hold the annual meeting at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, on Thursday, May 23, 2013 at 9:00 a.m. New York time, and any postponements or adjournments thereof.  We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April   , 2013.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?
A:	(1)	Election of three directors, Kevin P. Brady, E. Wayne Nordberg and Kevin G. Keyes, for terms of three years and one director, John H. Schaefer, for a term of one year;
(2)
Approval of our entering into a management agreement with Annaly Management Company LLC (the “Manager”) under which the Manager will take over responsibility for our management, and, therefore, we will be externally managed (the “Management Externalization Proposal”);

	(3)	Approval of a non-binding advisory resolution on our executive compensation; and
	(4)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.
Q:	How does the board of directors recommend that I vote on these proposals?
A:	Our board of directors recommends that you vote:
	(1)	“FOR” the election of each of the nominees as directors;
	(2)	“FOR” the Management Externalization Proposal to approve our entering into a management agreement with the Manager;
	(3)	“FOR” approval of the non-binding advisory resolution on executive compensation; and
	(4)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Q:	What is the Management Externalization Proposal being voted upon?
A:
The Management Externalization Proposal would involve us entering into a management agreement with the Manager under which the Manager will take over responsibility for our management, and, therefore, we will be externally managed.  Under this agreement, we would pay the Manager a management fee equal to 1.05% of our consolidated stockholders’ equity, as defined below, and the Manager would be responsible for paying all compensation expenses associated with managing us and our subsidiaries.  We expect that most of our employees will become employees of our Manager.  For regulatory and corporate efficiency reasons, we may retain certain employees as employees of our subsidiaries; however, all compensation expenses associated with such employees will reduce the management fee.

Q:	Are there any cost savings to the Management Externalization Proposal?
A:
Yes.  We believe that when comparing the management fee to our annual compensation expenses for 2012, implementing the Management Externalization Proposal would result in savings over the next five years with an estimated net present value of approximately $210.9 million.  This estimate assumes stockholders’ equity is equivalent to stockholders’ equity as of December 31, 2012, calculated as defined in the section “Management Fee”, and remains constant for the five year period. This estimate uses a 5% discount rate. This estimate also assumes that annual compensation expenses would have remained what they were in 2012.

We believe we will pay the lowest fixed percentage fee paid to any external manager in our industry.
Q:	What is the effect of the Management Externalization Proposal?
A:
If the Management Externalization Proposal is approved by our stockholders, our management will be conducted by the Manager through the authority delegated to it in the management agreement and pursuant to the policies established by our board of directors.  The Manager would, subject at all times to the supervision and direction of our board of directors, be responsible for, among other things, (i) the selection, purchase and sale of assets for our investment portfolio; (ii) recommending alternative forms of capital raising; (iii) supervising our financing and hedging activities; and (iv) day to day management functions.  The Manager would perform such other supervisory and management services and activities relating to our assets and operations as may be appropriate or may be requested by our board of directors.  In addition, in connection with its duties, we expect that the Manager would become an investment advisor registered with the Securities and Exchange Commission.

Pursuant to the Management Externalization Proposal, the employment agreements of our executive officers would be terminated with approval by our executive officers.  We will not pay any termination fees to such employees in connection with these terminations.  We expect that most of our employees would become employees of the Manager and we would be required to attempt to cause that to happen (and to take any other actions that are reasonably necessary to implement the Management Externalization Proposal).  However, the management agreement does not require the Manager to employ, or to continue to employ, any specific individuals (including any current executive officers).  All compensation expenses associated with managing our business and those of our subsidiaries would be borne by the Manager, or, if paid by us or our subsidiaries, would reduce the management fee we pay to the Manager.  If the Management Externalization Proposal is approved, we do not expect to report in our future proxy statements the compensation paid to the employees of the Manager (including our current executive officers) other than any compensation paid by us to our named executive officers during 2013 prior to the effectiveness of the Management Externalization Proposal.

Q:	What is the management fee?
A:
In exchange for providing management, the Manager will receive a monthly management fee in an amount equal to 1/12th of 1.05% of stockholders’ equity.  The calculation of the management fee is set forth in the section “Proposal 2 – Management Externalization Proposal – The Management Externalization Proposal – Management Fee.”

Q:	When will we start receiving the benefits of cost savings under the Management Externalization Proposal?
A:
While the Manager would commence performance of the management of our company on July 1, 2013, our shareholders will have the benefit of the compensation savings created by the externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee.  After the management agreement takes effect, the Manager and our Chief Financial Officer will prepare a pro forma calculation that calculates a pro forma management fee, which will be the management fee as if we were managed by the Manager from January 1, 2013 until July 1, 2013.  We will pay the Manager in July 2013 an amount equal to the pro forma management fee minus the actual amount of cash compensation paid to all of our employees (and employees of our subsidiaries) from January 1, 2013 until July 1, 2013.

Q:	What is the term of the management agreement?
A:
If the Management Externalization Proposal is approved, our management agreement would be in effect until December 31, 2014 (and be automatically renewed for a one-year term each anniversary date thereafter).  Two-thirds of our independent directors or the holders of a majority of the outstanding shares of common stock would be able to terminate the management agreement for any or no reason, at any time upon one hundred eighty (180) days prior written notice.  The Manager would also be able to terminate the management agreement upon one hundred eighty (180) days prior written notice.  The management agreement may also be terminated by either us or the Manager with shorter notice periods for “cause” as more fully discussed below.

Q:	Is there a termination fee for terminating the management agreement?
A:	No. There is no termination fee for any termination of the management agreement by either us or the Manager.
Q:	Who is the Manager?
A:	The Manager is Annaly Management Company LLC, a Delaware limited liability company. The Manager is owned by our management.
Q:	Can the Manager be sold?
A:	Yes. Any sale of the Manager without the consent of the independent members of our board of directors will automatically terminate the management agreement without payment by us of a termination fee.

Q:	Can the Manager or its employees compete with us?
A:
The management agreement provides that the Manager is prohibited from managing, operating, joining, controlling, participating in, or advising any real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities in any geographical region in which we engage in such business.

Additionally, Wellington J. Denahan, Kevin G. Keyes, Kathryn F. Fagan, R. Nicholas Singh and James P. Fortescue will enter into employment contracts with the Manager which prohibit them from working for or advising any of our competitors for one year after their employment terminates if they are terminated for cause or they voluntarily terminate their employment (other than for good reason).

Q:	What steps can we take to align our interests with those of the employees of our Manager?
A:
If the Management Externalization Proposal is approved, we will institute a stock ownership requirement under which our five most senior executive officers, over the next three years, own an amount of our shares of common stock equal to at least 6 times their 2012 base salary which represents an aggregate ownership of $38.7 million.

Q:	Will any employees remain at Annaly or its subsidiaries?
A:
Annaly will have no employees following the externalization.  However, some of the employees of our subsidiaries may for regulatory or corporate efficiency reasons remain as employees of our subsidiaries.  All compensation expenses associated with such employees will reduce the management fee.

Q:	Why are the independent members of our board of directors recommending approval of the Management Externalization Proposal?
A:
Our independent directors, without the participation of directors who are or are related to members of management, unanimously approved the Management Externalization Proposal and are recommending that our stockholders approve the Management Externalization Proposal.

The independent members of our board of directors believe that the consummation of the Management Externalization Proposal may, among other things, provide us with the following competitive advantages:

●
The fact that if the management agreement had been in effect in 2010, 2011 and 2012, our costs (including tax costs) in those years would have been, respectively, $83.5 million, $104.4 million and $48.0 million lower than they were.

●
Our belief that when comparing the management fee to our annual compensation expenses for 2012, implementing the Management Externalization Proposal would result in savings over the next five years with an estimated net present value of approximately $210.9 million.  This estimate assumes stockholders’ equity is equivalent to stockholders’ equity as of December 31, 2012, calculated as defined in the section “Management Fee”, and remains constant for the five year period. This estimate uses a 5% discount rate. This estimate also assumes that annual compensation expenses would have remained what they were in 2012.

●	The certainty that a percentage cap on the management fee provides our stockholders.

●
Our belief that the terms and conditions of the management agreement compare favorably to those that our peers are subject to, including having the lowest fixed management fee as a percentage of stockholders’ equity and effectively capping our compensation costs at 1.05% of stockholders’ equity.

●
The capping of our compensation costs at 1.05% of stockholders’ equity also provides certainty to our stockholders that our compensation costs as a percentage of stockholders’ equity will not increase as we diversify our investment portfolio beyond Agency mortgage-backed securities and debentures (i.e., residential mortgage-backed securities and debentures that are issued or guaranteed by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. Government, such as Ginnie Mae) by allocating up to 25% of our stockholders’ equity to assets other than Agency mortgage-backed securities and debentures.  Management fees as a percentage of stockholders’ equity are generally higher for externally managed REITs that invest in assets other than Agency mortgage-backed securities, and capping our compensation costs at 1.05% of stockholders’ equity provides savings to our stockholders, as compared to comparable externally managed REITs, as we diversify a portion of our investment portfolio into these additional asset classes.

●
Our expectation that shareholders will have the benefit of the compensation savings created by the externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee.

●
The greater anticipated ability to retain the proven expertise and substantial experience of our executive officers who we believe are critical to our successful performance in the future and a greater anticipated ability to retain and develop executives as part of our executive succession planning.  Our anticipation is based on our belief that the Manager will be better able to structure its employment retention and development programs under the same regulatory and disclosure framework as our public competitors, the majority of which are externally managed, as well as private competitors such as hedge funds and other asset managers.

●	The greater anticipated stability and predictability of annual expenses and cost savings resulting from an externally managed company.

●	Our belief that this will improve the efficiency and alignment of management responsibilities for our various business lines.

●
Our belief that this fee structure is more favorable than if it were based on total assets under management, which could potentially incentivize an external manager to excessively leverage assets under management in an attempt to increase short term incentive payouts.

●	The alignment of shared performance goals through our adoption of stock ownership requirements for certain of our executive officers.

●
Our board of directors is aware that a number of our peers are externally managed pursuant to management agreements between those companies and external managers. This is a trend that has continued during the past several years with respect to a number of recently formed mortgage REITs.  For example, since January 2009 sixteen mortgage REITs have conducted initial public offerings.  Fifteen of these companies have been externally managed.  In addition, an internally managed REIT has converted to an externally managed REIT.

●
Our board of directors believes that as an externally managed REIT, we may be more attractive to certain investors and market analysts as the management fee, which replaces our compensation expenses, may be easier to compare to that of our public competitors, the majority of which are externally managed.  As such, we may enjoy enhanced market perceptions through the ability of investors to compare us more directly with our public competitors.

	●	The elimination of the non-deductibility, under the Internal Revenue Code Section 162(m), of compensation expense relating to certain payments made to certain of our executive officers.

●
Credit Suisse’s review with the independent directors of certain of the material terms of certain publicly available management agreements between various externally managed mortgage REITs and their respective external managers, as summarized below in the section “Review Provided by Credit Suisse”.

Q:	What are the potential risks and negative factors considered by the independent members related to the Management Externalization Proposal?
A:
Our independent members of our board of directors considered certain factors which could, as a result of the Management Externalization Proposal, negatively affect our company and our stockholders. These factors included the following:

	●	We would be responsible for paying the management fee irrespective of our performance (unless we terminate the management agreement).

●
The possibility that the financial markets will not view the Management Externalization Proposal in a positive light and that the consummation of the proposal could have a negative effect on the market price of our common stock.

	●	The management agreement may reduce long-term flexibility to manage operating expense levels.

	●	The reduced transparency in individual named executive officer compensation.

Q:	Why am I being asked to approve the Management Externalization Proposal?
A:
The independent members of our board of directors, without the participation of board members who are or are related to members of management, have unanimously approved the Management Externalization Proposal and are recommending that our stockholders approve the Management Externalization Proposal.  Under current law, approval by stockholders probably is not required, but our board of directors does not want us to undertake this major step unless our stockholders are in favor of it.  If the proposal is approved by our stockholders, our management would be conducted by the Manager and we would enter into a management agreement with the Manager.  If our stockholders do not approve the Management Externalization Proposal, then we will continue to operate within our current structure as an internally managed company.

Q:	Did we engage a financial advisor in connection with the proposed externalization?
A:
The independent members of our board of directors engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as their financial advisor in connection with any externalization.   In that capacity, in a series of meetings, including the meeting on March 14, 2013 at which the Management Externalization Proposal was approved, Credit Suisse reviewed with the independent directors certain of the material terms of certain publicly available management agreements between various externally managed mortgage REITs and their respective external managers.  A summary of certain of the material terms of such management agreements reviewed by Credit Suisse with the independent directors is contained in this proxy statement in the section “Review Provided by Credit Suisse.” Credit Suisse’s review was provided to the independent directors (in their capacity as directors of Annaly) for their information in connection with their evaluation of the proposed management agreement with the Manager and did not address the business decision of Annaly to proceed with the proposed externalization. Credit Suisse’s review does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the Management Externalization Proposal.

Q:	What happens if the Management Externalization Proposal is not approved?
A:
If our stockholders do not approve the Management Externalization Proposal, we will continue to operate as an internally managed company and the current executive employment agreements will not be terminated.

Q:	Who is entitled to vote at the meeting?
A:	Only common stockholders of record as of the close of business on April 1, 2013, the record date, are entitled to vote at the meeting.
Q:	What quorum is required for the meeting?
A:
A quorum will be present at the annual meeting if a majority of the votes entitled to be cast are present, in person or by proxy.  Since there were 947,293,099 outstanding shares of common stock, each entitled to one vote per share, as of the record date, we will need at least 473,646,550 votes present in person or by proxy at the annual meeting for a quorum to exist.  If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

A:	Proposal	Vote Required	Discretionary Voting Allowed?

	(1) Election of directors	Majority	No

	(2) Management Externalization Proposal	Majority	No

	(3) Advisory vote on our executive compensation	Majority	No

	(4) Ratification of the appointment of Ernst & Young LLP	Majority	Yes

“Majority” means (a) with regard to the election of directors, the affirmative vote of a majority of all the votes cast on the election of a director on a per director basis; provided, however, that in an election of directors, if the number of nominees exceeds the number of directors to be elected at such meeting, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting; and (b) with regard to the Management Externalization Proposal, the advisory vote on our executive compensation and the ratification of the appointment of Ernst & Young LLP, a majority of the votes cast at the annual meeting.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange permit such bank, broker, or other holder of record to vote.  When banks, brokers, and other holders of record are not permitted under the New York Stock Exchange rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.”

Q:	What is the effect of abstentions and broker “non-votes”?
A:
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.  Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the Management Externalization Proposal (Proposal No. 2), the advisory vote on our executive compensation (Proposal No. 3) and the ratification of the appointment of Ernst & Young LLP (Proposal No. 4).

Q:	How will my shares be voted if I do not specify how they should be voted?
A:	Properly executed proxies that do not contain voting instructions will be voted as follows:
	(1)	Proposal No. 1: FOR the election of directors;
	(2)	Proposal No. 2: FOR the Management Externalization Proposal;
	(3)	Proposal No. 3: FOR the advisory vote on our executive compensation; and
	(4)	Proposal No. 4: FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.
The individuals named as proxies by a stockholder may vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the annual meeting.  If, however, other matters are properly presented at the annual meeting, the individuals named as proxies will vote in accordance with the recommendation of our board of directors.

Q:	What do I do if I want to change my vote?
A:
You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the annual meeting and voting in person.  You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy.  Attendance at the annual meeting without voting will not itself revoke a proxy.

Q:	How will voting on any other business be conducted?
A:
Other than the four proposals described in this proxy statement, we know of no other business to be considered at the annual meeting.  If any other matters are properly presented at the meeting, your signed proxy card authorizes Wellington J. Denahan, our Chairman of the Board of Directors and Chief Executive Officer, and R. Nicholas Singh, our Secretary, to vote on those matters according to their best judgment.

Q:	Who will count the vote?
A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.
Q:	Who can attend the annual meeting?
A:
All stockholders of record as of April 1, 2013 can attend the annual meeting, although seating is limited.  If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email us at investor@annaly.com, or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker).

In addition, you must bring valid, government issued photo identification, such as a driver’s license or a passport.  If you plan to attend, please check the box on your proxy card and return it as directed on the proxy card.  In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the record date prior to being admitted to the annual meeting.  If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, or similar evidence of ownership.  If you do not provide valid government issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Security measures will be in place at the meeting to help ensure the safety of attendees.  Metal detectors similar to those used in airports may be located at the entrance to the auditorium and briefcases, handbags and packages may be inspected.  No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting.  Anyone who refuses to comply with these requirements will not be admitted.

Q:	How will we solicit proxies for the annual meeting?
A:
We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders.  We will pay the expenses incurred in connection with the printing and mailing of this proxy statement.  In addition to solicitation by mail, the directors, officers and our employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile or other electronic means or in person.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses.  We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies connection with the annual meeting.  We will pay Innisfree a fee of $ 15,000 for its services.  In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.  In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to vote over the internet or by telephone.  Please be aware that if you vote over the internet, you may incur costs such as telephone and access charges for which you will be responsible.

Q:	What is “Householding” and does Annaly do this?
A:
Householding is a procedure approved by the Securities and Exchange Commission under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies.  We engage in this practice, which is known as “householding,” as it reduces our printing and postage costs.  However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, Attention: Investor Relations, by emailing us at investor@annaly.com, or by calling us at 212-696-0100, and we will promptly deliver to the stockholder the requested annual report or proxy statement.  If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner.  If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.  If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Q:	Could the Annual Meeting be postponed or adjourned?
A:
If a quorum is not present or represented, our bylaws permit a majority of stockholders entitled to vote at the annual meeting, present in person or represented by proxy, to postpone or adjourn the meeting, without notice other than an announcement.

Q:	Who can help answer my questions?
A:	If you have any questions or need assistance voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention:  Investor Relations

Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

PROPOSAL 1 ELECTION OF DIRECTORS

At the annual meeting, the stockholders will vote to elect three class II directors, whose terms will expire at our annual meeting of stockholders in 2016, and one class III director, whose term will expire at our annual meeting of stockholders in 2014, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR KEVIN P. BRADY, E. WAYNE NORDBERG AND KEVIN G. KEYES AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2016 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED, AND FOR JOHN H. SCHAEFER AS A DIRECTOR TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2014 AND UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.  THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Directors

We have three classes of directors.  Our class I directors serve until our annual meeting of stockholders in 2015.  Our class II directors elected at this year’s meeting will serve until our annual meeting of stockholders in 2016.  Our class III directors, including the class III director elected at this year’s meeting, serve until our annual meeting of stockholders in 2014.  Set forth below are the names and certain information on each of our directors.

Name	Age	Independent	Director Since	Primary Occupation	Committee Memberships
Class I Directors:
Wellington J. Denahan	49	No	January 1997	Our Chairman and CEO	None
Michael Haylon	55	Yes	June 2008	Managing Director, Head of Investment Products, Conning, Inc.	Audit Nominating/Corporate Governance
Donnell A. Segalas	55	Yes	January 1997	CEO and Managing Partner, Pinnacle Asset Management L.P.	Compensation Nominating/Corporate Governance
Class II Directors:
Kevin G. Keyes	45	No	November 2012	Our President	None
Kevin P. Brady	57	Yes	January 1997	CEO, ARMtech	Audit (Chair) Nominating/Corporate Governance
E. Wayne Nordberg	74	Yes	May 2005	Chairman, Hollow Brook Wealth Management LLC	Audit Compensation (Chair) Nominating/Corporate Governance
Class III Directors:
Jonathan D. Green	66	Yes	January 1997	Special Advisor, Rockefeller Group International, Inc.	Audit Compensation
John A. Lambiase	73	No	January 1997	Retired, Managing Director, Salomon Brothers	None
John H. Schaefer	61	Yes	March 2013	Retired, Financial Services Executive	Audit (effective April 2, 2013) Compensation (effective April 2, 2013)

Class I Directors

Wellington J. Denahan, age 49, is Chairman of the Board and Chief Executive Officer of Annaly. Ms. Denahan was appointed Chairman of the Board and Chief Executive Officer of Annaly in November 2012. Previously, Ms. Denahan was appointed to serve as Co-Chief Executive Officer of Annaly in October 2012. Ms. Denahan was elected in December 1996 to serve as Vice Chairman of the Board and a Chief Investment Officer of Annaly. Ms. Denahan was Annaly’s Chief Operating Officer from January 2006 to October 2012 and Chief Investment Officer from 2000 to November 2012. She was a co-founder of Annaly. Ms. Denahan has a Bachelor of Arts from Florida State University.

The board of directors believes that Ms. Denahan’s qualifications include, among other things, her significant oversight experience related to fixed income trading operations through years of serving as our Chief Operating Officer and Chief Investment Officer, her industry experience and expertise in the mortgage-backed securities markets, and her operational expertise.

Michael Haylon, age 55, was elected on June 12, 2008 to serve as a director.  Since January 2012, Mr. Haylon has served as Managing Director, Head of Investment Products at Conning, Inc.  From September 2010 to December 2011, Mr. Haylon served as Head of Investment Product Management at General Re – New England Asset Management.  He was Chief Financial Officer of the Phoenix Companies, Inc. from 2004 until 2007, and Executive Vice President and Chief Investment Officer of the Phoenix Companies in 2002 and 2003.  From 1995 until 2002, he held the position of Executive Vice President of Phoenix Investment Partners, Ltd. a NYSE-listed company, and President of Phoenix Investment Counsel, where he was responsible for the management and oversight of $25 billion in closed-end and open-end mutual funds, corporate pension funds and insurance company portfolios.  From 1990 until 1994 he was Senior Vice President of Fixed-Income at Phoenix Home Life Insurance Company. From 1986 until 1990, he was Managing Director at Aetna Bond Investors where he was responsible for management of insurance company and pension fund portfolios.  From 1980 until 1984 he was Senior Financial Analyst at Travelers Insurance Companies.  He began his career in 1979 in the commercial lending program at Philadelphia National Bank.  Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and a M.B.A. from the University of Connecticut.

The board of directors believes that Mr. Haylon’s qualifications include, among other things, his significant leadership and management experience from his years of management and oversight of large financial asset portfolios, his prior board experience with other companies and his expertise in financial matters.  None of the corporations or organizations that have employed Mr. Haylon during the past five years is a parent, subsidiary or other affiliate of us.

Donnell A. Segalas, age 55, is the Chief Executive Officer and a Managing Partner of Pinnacle Asset Management L.P., a New York-based alternative asset management firm. Prior to joining Pinnacle in 2003, Mr. Segalas was Executive Vice President and Chief Marketing Officer for Alternatives at Phoenix Investment Partners. Mr. Segalas is also an appointed Director to certain of the Cayman Island based funds managed by Pinnacle. Mr. Segalas is a member of the Nantucket Historical Society. He received a B.A. from Denison University.

The board of directors believes that Mr. Segalas’s qualifications include, among other things, his significant experience from his years of investing and managing private and public investment vehicles and his experience serving on investment and executive committees with other companies. None of the corporations or organizations that have employed Mr. Segalas during the past five years is a parent, subsidiary or other affiliate of us.

Class II Directors

Kevin P. Brady, age 57, was elected on January 28, 1997 to serve as a director.  Mr. Brady has served as an independent director of the Company since 1997 and is Chair of the Audit Committee, with oversight for financial disclosure, audit and general accounting activities. Mr. Brady is the Chief Executive Officer of ARMtech, a software company that he founded in 2007, which is dedicated to the financial reporting market.  In January of 2008, ThomsonReuters acquired TaxStream, a software company founded by Mr. Brady.  Prior to the acquisition, he served as Chief Executive Officer of TaxStream, providing product expertise, management and strategic direction for the company.   Mr. Brady was awarded a patent from the U.S. Patent and Trademark Office (No. 7627504) for the invention of the TaxStream product. Mr. Brady worked in various accounting and tax positions at PricewaterhouseCoopers from 1986 to 1994 and Merck from 1980 to 1986.  Mr. Brady holds a B.A. from McGill University, an M.B.A. from New York University and is a Certified Public Accountant (inactive).

The board of directors believes that Mr. Brady’s qualifications include, among other things, his expertise in financial and accounting matters as well as his significant experience managing systems and companies focusing on the financial accounting market. None of the corporations or organizations that have employed Mr. Brady during the past five years is a parent, subsidiary or other affiliate of us.

E. Wayne Nordberg, age 74, was elected on May 27, 2005 to serve as a director and is Chair of the compensation committee.  Since 2008 he has served as Chairman of Hollow Brook Wealth Management LLC, a SEC registered investment advisor, which manages or advises $1.7 billion of investment assets, including the Lafayette College Endowment Fund.  From January 2003 to November 2008, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor.   From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc.  KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals.  From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds.  Mr. Nordberg received his B.A. from Lafayette College, where he is a Trustee Emeritus.  He is a member of the Financial Analysts Federation and The New York Society of Security Analysts and is a Trustee of the Atlantic Salmon Federation, The American Museum of Fly Fishing, The Anglers’ Club of New York, Glynwood Center and Yellowstone Park Foundation.   Mr. Nordberg also serves on the Investment Committee of The Jackson Laboratory and the National Wildlife Federation Endowment Fund.  Mr. Nordberg is also a director of PetroQuest Energy, Inc. and Reaves Utility Income Fund, both NYSE-listed companies.

The board of directors believes that Mr. Nordberg’s qualifications include, among other things, his significant experience in serving at a senior executive level with a SEC registered investment advisor, his experience as a director of an asset management company and his service as a board member of other public companies.  None of the corporations or organizations that have employed Mr. Nordberg during the past five years is a parent, subsidiary or other affiliate of us.

Kevin G. Keyes, age 45, is President of Annaly and is also a member of the Board of Directors. Prior to being named to his current role, Mr. Keyes served as Chief Strategy Officer and Head of Capital Markets at Annaly. Mr. Keyes has over 20 years of Capital Markets and Investment Banking experience.  He joined Annaly in 2009 from Bank of America Merrill Lynch where he served in various senior management and business origination roles since 2005. Prior to that, Mr. Keyes also worked at Credit Suisse First Boston from 1997 until 2005 in various capital markets roles and Morgan Stanley Dean Witter from 1990 until 1997 in various investment banking positions.  Mr. Keyes has a B.A. in Economics and a B.S. in Business Administration (ALPA Program) from the University of Notre Dame.

The board of directors believes that Mr. Keyes’s qualifications include, among other things, his over 20 years of experience in investment banking and as an equity capital markets professional as well as his role in our operations management and oversight of our strategic planning and deep understanding of issues that are important to the Company’s growth.

Class III Directors

Jonathan D. Green, age 66, was elected on January 28, 1997 to serve as a director.  Since January 2011, Mr. Green has served as a special advisor to Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., with interests in real estate ownership, investment, management and development, and real estate services collectively operating under the brand of The Rockefeller Group.  He joined The Rockefeller Group in 1980 as Assistant Vice President and Real Estate Counsel.  In 1983 he was appointed Vice President, Secretary and General Counsel and in 1990 was elected Chief Corporate Officer.  On July 6, 1995 he was named President and Chief Executive Officer of Rockefeller Group Development Corporation (RGDC) and Rockefeller Center Management Corporation (RCMC), both subsidiaries of The Rockefeller Group.  In October 2002 Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc., becoming Vice Chairman in January 2009.  He served as Vice Chairman until December 2010.  In his role as Vice Chairman, Mr. Green was active in formulating the strategic planning for the company and its subsidiaries, which include Rockefeller Group Development Corporation, Rockefeller Group Investment Management, Rockefeller Group Technology Solutions, Inc. and Rockefeller Group Business Centers.  Before joining The Rockefeller Group, Mr. Green was associated with the New York City law firm of Thacher, Proffitt & Wood.  He also serves on the Board of Trustees of the Wildlife Conservation Society.  Mr. Green graduated from Lafayette College and the New York University School of Law.

The board of directors believes that Mr. Green’s qualifications include, among other things, his significant experience as a chief executive of another company, his diverse and significant background in the real estate industry and his legal expertise.  None of the corporations or organizations that have employed Mr. Green during the past five years is a parent, subsidiary or other affiliate of us.

John A. Lambiase, age 73, was elected on January 28, 1997 to serve as a director.  Mr. Lambiase was managing director in global operations at Salomon Brothers from 1985 through his retirement in 1991.  Mr. Lambiase joined Salomon in 1979 as director of internal audit.  Mr. Lambiase has served as Chairman of the Mortgage-Backed Securities Clearance Corporation, a member of the board of directors of Prudential Home Mortgage and a member of the Board of the National Securities Clearance Corporation, and was a founding director and Chairman of the Participation Trust Company.  Mr. Lambiase also served on Salomon’s Credit Committee.  Prior to joining Salomon, from 1972 through 1979, Mr. Lambiase was President of Loeb Rhodes Wall Street Settlement Corporation with responsibility for securities clearance of over 130 member firms.  Prior to Loeb Rhodes, Mr. Lambiase had been the Chief Financial Officer and a General Partner of W.E. Hutton.  Mr. Lambiase is a Certified Public Accountant (inactive).

The board of directors believes that Mr. Lambiase’s qualifications include, among other things, his significant securities industry experience, his expertise in accounting matters and his service as a board member of other companies.  None of the corporations or organizations that have employed Mr. Lambiase during the past five years is a parent, subsidiary or other affiliate of us.

John H. Schaefer, age 61, was appointed to serve as a director in March 2013.  Mr. Schaefer has over 30 years financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005 and as President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley.  Mr. Schaefer retired in February 2006 and from 2008 through 2012 served as a board member and chair of the audit committee of USI Holdings Corporation.  Mr. Schaefer has a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business.

The board of directors believes that Mr. Schaefer’s qualifications include, among other things, his broad financial services management experience, including management of strategic planning, capital management, human resources, internal audit and corporate communications.  None of the corporations or organizations that have employed Mr. Schaefer during the past five years is a parent, subsidiary or other affiliate of us.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices.  We have adopted a number of written policies, including corporate governance guidelines, code of business conduct and ethics and charters for our audit committee, compensation committee and nominating/corporate governance committee.

Board Oversight of Risk

The board of directors is responsible for overseeing our risk management practices and committees of the board of directors assist it in fulfilling this responsibility.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management.  At least annually, the audit committee reviews with management our risk management program which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans.  In 2012, our full board of directors participated in this review and discussion and expects to continue this practice as part of its role in the oversight of our risk management practices.  In addition, our employees report to the audit committee on various matters related to our risk exposures on a regular basis or more frequently, if appropriate.  At their discretion, members of the board of directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.  Our board of directors reviewed with our compensation committee its compensation policies and practices applicable to all employees that could affect our assessment of risk and risk management.  Following such review, we determined that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on us.  As part of this risk assessment and management activities going forward, our board of directors also determined that it would undertake an annual review of our compensation policies and practices as they relate to risk.

Independence of Our Directors

New York Stock Exchange rules require that at least a majority of our directors be independent of our company and management.  The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent.  We have adopted independence standards consistent with New York Stock Exchange rules.  Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us, our management and employees.  As a result of this review, our board of directors, based upon the fact that none of Kevin P. Brady, Jonathan D. Green, Michael Haylon, E. Wayne Nordberg, Donnell A. Segalas and John H. Schaefer have any relationships with us other than as directors and holders of our common stock, affirmatively determined that these six directors are independent directors under New York Stock Exchange rules.  Wellington J. Denahan and Kevin G. Keyes are not considered independent because they are employees of the company, and John A. Lambiase is not considered independent because we employ his son.  We do not have a lead independent director.

Board Leadership Structure

Wellington J. Denahan, one of our founders, is our Chairman of the Board and Chief Executive Officer.  We believe that a combined Chairman of the Board and Chief Executive Officer position, together with independent directors serving as members in each of our board committees, and regularly scheduled sessions of the board and committees is the most appropriate board leadership structure for us at this time.  Experienced and independent directors, sitting on various committees, oversee our operations, risks, performance and business strategy.  Our board believes that for us, the combination of the Chairman of the Board and Chief Executive Officer positions takes advantage of Ms. Denahan’s talent and knowledge and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations.  We also believe it provides us with clear leadership lines and reduces the potential for confusion or duplication of efforts.  Our board believes that given its strong governance practices, including the requirement that a majority of its members be independent of us, the combination of these two roles, provide an appropriate balance among strategy development, operational execution and independent oversight of us.  This structure has served us well as we have built ourselves to be the largest REIT in our sector.

Board Committees and Charters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.   This code is applicable to all employees, officers and directors of the company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of our company.

Other Charters

Our compensation committee, audit committee and nominating/corporate governance committee have also adopted written charters which govern their conduct.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter and Nominating/Corporate Governance Committee Charter are available on our website (www.annaly.com).  We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.

Compensation Committee

We have a standing compensation committee.  The members of our compensation committee are E. Wayne Nordberg (Chair), Jonathan D. Green, Donnell A. Segalas, and John H. Schaefer (effective April 2, 2013) each of whom is an independent director within the meaning of the rules of the New York Stock Exchange.  The compensation committee administers our 2010 Equity Incentive Plan, or Incentive Plan, and recommends changes to the Incentive Plan to our board of directors when appropriate.  The compensation committee also administered our prior equity incentive plan, or the Prior Plan.  The compensation committee also approves compensation for our officers.  We refer to our Incentive Plan and our Prior Plan collectively as the Plan.  For additional information on the compensation committee, please see “Compensation Discussion and Analysis” below.

Audit Committee

We have a standing audit committee.  The members of our audit committee are Kevin P. Brady (Chair), Jonathan D. Green, Michael Haylon, E. Wayne Nordberg and John H. Schaefer (effective April 2, 2013).  Each member of our audit committee is an independent director within the meaning of the rules of the New York Stock Exchange, and Mr. Brady has been designated as our audit committee’s financial expert.  The audit committee recommends to our board of directors the engagement or discharge of independent registered public accountants, reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent registered public accountants, and reviews with our Chief Financial Officer the scope and nature of our internal auditing system.  The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating/Corporate Governance Committee

We have a standing nominating/corporate governance committee.  The members of our nominating/corporate governance committee are Michael Haylon, Donnell A. Segalas, Kevin P. Brady and E. Wayne Nordberg.  Each of the members of our nominating/corporate governance committee meets the independence requirements of the New York Stock Exchange.  Our nominating/corporate governance committee (i) recommends criteria for the selection of new directors, identifies individuals qualified to become board members and recommends to the board of directors persons to be nominated as directors or to be elected to fill vacancies on the board of directors; (ii) develops and recommends to the board of directors a set of corporate governance principles; (iii) provides oversight of the evaluation of the board of directors and management; and (iv) considers corporate governance matters, such as director retirement policies, succession plans for management and potential conflicts of interest of members of the board of directors and senior management and makes recommendations for change, as appropriate.  Our nominating/corporate governance committee will consider nominees recommended by our stockholders.  These recommendations should be submitted in writing to our Secretary.

Our nominating/corporate governance committee currently considers the following factors in making its recommendations to the board of directors:  background, skills, expertise, accessibility and availability to serve effectively on the board of directors.  Our nominating/corporate governance committee also conducts inquiries into the background and qualifications of potential candidates.  Although the nominating/corporate governance committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the board of directors.  Additionally, the committee believes that it is critical to have a board of directors with diverse backgrounds in various areas as this contributes to our success and is in the best interests of our stockholders.

Our nominating/corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating/corporate governance committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, our nominating/corporate governance committee considers various potential candidates for director.  Candidates may come to the attention of our nominating/corporate governance committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating/corporate governance committee and may be considered at any point during the year.  As described above, our nominating/corporate governance committee considers properly submitted stockholder nominations for candidates for the board of directors.  Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our nominating/corporate governance committee at a regularly scheduled or special meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our nominating/corporate governance committee. Our nominating/corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.  In evaluating such nominations, our nominating/corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Communications with the Board of Directors

Interested persons may communicate their comments, complaints or concerns by sending written communications to the board of directors, committees of the board of directors and individual directors by mailing those communications to:

Annaly Capital Management, Inc.
[Addressee*]
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Phone: (212) 696-0100
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

*       Audit Committee of the board of directors
*       Compensation Committee of the board of directors

*       Nominating/Corporate Governance Committee of the board of directors
*       Non-Management Directors
*       Name of individual director

These communications are sent by us directly to the specified addressee.

We require each member of the board of directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director.  We had eight directors at the time of the 2012 annual meeting of stockholders and all eight attended the meeting.

           Board and Committee Meetings

During 2012, our board of directors held eighteen meetings.  During 2012, the compensation committee held five meetings, the audit committee held eight meetings, and the nominating/corporate governance committee held one meeting.  Each director attended at least 75% of the aggregate number of meetings held by our board of directors and 75% of the aggregate number of meetings of each committee on which the director served.

Meetings of Non-Management Directors

            Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our non-management directors.  These meetings, which are designed to promote unfettered discussions among our non-management directors, are presided over by Kevin Brady, a non-management director.  During 2012, our non-management directors had two meetings.

During 2012, our independent directors, Kevin P. Brady, Jonathan D. Green, Michael Haylon, E. Wayne Nordberg and Donnell A. Segalas, without the participation of board members who are members of management, held two meetings to discuss and consider the Management Externalization Proposal.  The independent directors retained advisors, including a financial advisor and outside legal counsel, to assist in their work.

MANAGEMENT

Name	Age	Title
Wellington J. Denahan	49	Chairman of the Board and Chief Executive Officer
Kevin G. Keyes	45	President and Director
Kathryn F. Fagan	46	Chief Financial Officer and Treasurer
James P. Fortescue	39	Chief Operating Officer
Rose-Marie Lyght	39	Co-Chief Investment Officer
Kristopher R. Konrad	38	Co-Chief Investment Officer
R. Nicholas Singh	54	Chief Legal Officer and Secretary

Biographical information on Ms. Denahan and Mr. Keyes is provided above. Certain biographical information for Ms. Fagan, Mr. Fortescue, Ms. Lyght, Mr. Konrad and Mr. Singh is set forth below.

Kathryn F. Fagan is the Chief Financial Officer and Treasurer of the Company and FIDAC.  Ms. Fagan was employed as Chief Financial Officer and Treasurer of Annaly in April 1997.  From June 1, 1991 to February 28, 1997, Ms. Fagan was Chief Financial Officer and Controller of First Federal Savings & Loan Association of Opelousas, Louisiana.  Ms. Fagan was employed as a bank and savings and loan auditor by John S. Dowling & Company, a corporation of Certified Public Accountants.  Ms. Fagan has a Bachelor of Arts and a Masters Degree in Business Administration each from the University of Southwestern Louisiana.

James P. Fortescue was appointed to serve as to serve as Chief Operating Officer of Annaly and FIDAC in October 2012.  Mr. Fortescue was previously Chief of Staff, Head of Liabilities and Managing Director of Annaly.  Mr. Fortescue joined FIDAC in June of 1995.  Mr. Fortescue’s responsibilities included overseeing FIDAC’s financing on mortgage-backed and corporate bonds, as well as maintaining a pricing service for a major broker dealer.  In September of 1996, Mr. Fortescue assumed responsibility for overseeing financing activities for the U.S. Dollar Floating Rate Fund Ltd.  Mr. Fortescue has been in charge of liability management for Annaly since its inception, and continues to oversee all financing activities for FIDAC.  Mr. Fortescue has a Bachelors Degree in Finance from Siena College.

Rose-Marie Lyght was appointed to serve as Co-Chief Investment Officer of Annaly and FIDAC in November 2012.  Ms. Lyght was previously a Managing Director of Annaly and Chief Investment Officer of FIDAC.  She has been involved in the asset selection and financing for the investment vehicles managed by FIDAC.  Ms. Lyght was employed by Annaly in April 1999.  Ms. Lyght has a Bachelor of Science in Finance and a Masters Degree in Business Administration from Villanova University.

Kristopher R. Konrad was appointed to serve as to serve as Co-Chief Investment Officer of Annaly and FIDAC in November  2012.  Mr. Konrad was previously a Managing Director and Head Portfolio Manager of Annaly.  Mr. Konrad was the Portfolio Manager for Annaly and has served in this capacity since December of 2000. Prior to this, he was head of financing for the US Dollar Floating Rate Fund and assisted with the management of FIDAC’s high net worth separate accounts.  Mr. Konrad was employed by us in October 1997.  Mr. Konrad has a Bachelors Degree in Business from Ithaca College and has attended the New York Institute of Finance for intensive mortgage-backed securities studies.

R. Nicholas Singh is Chief Legal Officer and Secretary and of Annaly and FIDAC.  Mr. Singh was employed by Annaly in February 2005.  From 2001 until he joined Annaly, he was a partner in the law firm of McKee Nelson LLP.  Mr. Singh has a Bachelors Degree from Carleton College, a Masters Degree from Columbia University and a J.D. from American University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ANNALY

The following table sets forth certain information as of March 11, 2013 relating to the beneficial ownership of our common stock by (i) our Chief Executive Officer, our Chief Financial Officer and each of the other three of our most highly compensated executive officers (the “named executive officers”), (ii) each of our directors, (iii) all of our executive officers and directors as a group and (iv) all persons that we know beneficially own more than 5% of our outstanding common stock.  Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.  Except as otherwise indicated, to the best of our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

Beneficial Owner(1)	Number	Percent
Wellington J. Denahan(2)	2,013,263	*
Kevin G. Keyes	200,000	*
Kathryn F. Fagan(3)	627,613	*
James P. Fortescue(4)	466,261	*
Kristopher R. Konrad(5)	451,183	*
Kevin P. Brady(6)	135,400	*
Jonathan D. Green(7)	202,000	*
Michael Haylon(8)	81,250	*
John Lambiase(9)	214,312	*
Donnell A. Segalas(10)	204,900	*
E. Wayne Nordberg(11)	188,500	*
John H. Schaefer	-	*
All executive officers and directors as a group (14 persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	5,595,102	*
BlackRock, Inc.(12)	63,436,374	6.51%
*	Represents beneficial ownership of less than one percent of the common stock.
(1)	The business address of each director and named executive officer is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036.
(2)
Includes 1,100,000 shares of common stock subject to options granted under the Incentive Plan to Ms. Denahan that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(3)
Includes 337,131 shares of common stock subject to options granted under the Incentive Plan to Ms. Fagan that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(4)
Includes 331,000 shares of common stock subject to options granted under the Incentive Plan to Mr. Fortescue that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(5)
Includes 273,500 shares of common stock subject to options granted under the Incentive Plan to Mr. Konrad that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(6)
Includes 91,250 shares of common stock subject to vested options granted under the Incentive Plan to Mr. Brady that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.   Excludes 44,000 shares of common stock held by certain members of Mr. Brady’s immediate family for which he disclaims beneficial interest.

(7)
Includes 156,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Green that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(8)
Includes 81,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Haylon that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(9)
Includes 156,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Lambiase that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(10)
Includes 128,750 shares of common stock subject to options granted under the Incentive Plan to Mr. Segalas that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(11)
Includes 126,250 shares of common stock subject to options granted under the Incentive Plan to Mr. Nordberg that were exercisable as of March 11, 2013 or have or will first become exercisable within 60 days after such date.

(12)
The address for this stockholder is 40 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Advisors, LLC; BlackRock Financial Management, Inc.: BlackRock Investment Management, LLC; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Managers Limited; BlackRock Life Limited; BlackRock Asset Management Australia Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock International Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Japan Co. Ltd.; BlackRock Investment Management (UK) Limited; and iShares (DE) I InvAG mit Teilgesellschaftsvermogen.  BlackRock, Inc. reported beneficially owning 63,436,374 shares of common stock with the sole power to vote or to direct the vote of 63,436,374 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 63,436,374 shares of common stock and the shared power to dispose or to direct the disposition of zero shares of common stock. Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. on January 30, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains, with respect to our 2012 fiscal year, our executive compensation philosophy, objectives, and design; our compensation setting process; our analysis of risk considerations in our executive compensation program; our executive compensation program components; and the decisions made with respect to the compensation of each of our named executive officers.

Our “named executive officers” for 2012, which consist of the executive officers who appear in the “Summary Compensation Table” below, are:

●	Wellington J. Denahan, our co-founder, Chairman of the Board and Chief Executive Officer (CEO);

●	Kevin G. Keyes, our President and member of the Board of Directors;

●	Kathryn F. Fagan, our Chief Financial Officer (CFO) and Treasurer;

●	James P. Fortescue, our Chief Operating Officer;

●	Kristopher R. Konrad, our Co-Chief Investment Officer; and

●	Michael A.J. Farrell, our co-founder and former Chairman of the Board, Chief Executive Officer and President.

If the Management Externalization Proposal is approved by our stockholders, our compensation structure will change significantly from that described in this Compensation Discussion and Analysis.  For a description of the Management Externalization Proposal, see “Proposal 2 – Management Externalization Proposal.”  Generally, if this proposal is approved by our stockholders, beginning on July 1, 2013, no compensation will be paid by us to any of our executive officers. Accordingly, the discussion below relates to our compensation programs during 2012 and, as applicable, 2013 through the period before the Management Externalization Proposal is implemented, if approved by our stockholders.

Overall Compensation Philosophy and Risk Considerations

Philosophy

Our principal business objective is to generate income for distribution to our stockholders as dividends.  We believe that our compensation program is directly linked to our principal business objective of generating income to return to our stockholders.  Our compensation program is designed to meet four principal goals:

●	attract, reward and retain skilled officers and other key employees who we believe will create and sustain stockholder value;

●	motivate these individuals to achieve corporate goals that protect and enhance stockholder value;

●	reward high levels of performance with commensurate levels of compensation; and

●	align the interests of our executives with those of our stockholders in our overall success.

To meet these objectives, we have adopted the following policies:

●
we pay compensation that we believe is competitive with the compensation paid by other leading asset management companies (including privately held companies and asset management funds, which we believe compete with us for management talent);

●
we pay for performance by structuring compensation so that the majority of cash compensation is comprised of discretionary bonuses linked directly to the value of our stockholders’ equity, subject to the approval of the compensation committee; and

●	we periodically provide long term incentives in the form of stock options to incentivize our employees and align their interests with those of our stockholders.

Risk Considerations

Our compensation committee, with the input of management, periodically reviews the risks and rewards associated with our compensation programs.  Our compensation committee designs compensation programs with features that seek to mitigate risk without unduly diminishing the incentive nature of the compensation. We believe our programs encourage and reward a balance between prudent business judgment and appropriate risk-taking over the long term. Along these lines, with respect to specific elements of compensation:

●
We believe that base salary does not encourage risk-taking because it is a fixed amount that is not increased by virtue of any particular performance metric. In addition, base salary has traditionally been a smaller component of our executives’ overall compensation.  However, we may allocate a greater portion of an executive’s total compensation to base salary instead of bonus than we have historically if we believe competitive pay trends generally warrant such an allocation.

●
Any bonus we pay our executives is principally based on the value of our stockholders’ equity.  We believe that this structure disincentives our executives from causing us to take undue risks.  For example, as discussed below, our executives can earn higher bonuses if our stockholders’ equity grows.  However, the growth of our stockholders’ equity is dependent on our ability to regularly access the capital markets.  We do not believe we will be able to regularly access the capital markets on favorable terms unless the markets believe our financial performance, and our executives’ management of risk, warrants it.

●
We periodically provide our executives with equity incentives.  We view this component of compensation as an element of long term incentives, and consistent with this view, we place relatively long term vesting requirements on equity incentive grants.  Such grants generally vest over three to five years.  Vesting of these awards does not accelerate and is not otherwise dependent on any particular short term operational or financial event, which we believe mitigates undue risk taking by our executives.

Role of Stockholders’ Equity in Executive Compensation

Pursuant to our employment agreements with our named executive officers, each executive has a targeted aggregate cash compensation (comprised of a base salary and bonus) which is calculated as a percentage of the value of our stockholders’ equity, a metric we believe is key in creating stockholder value.  Our stockholders’ equity is defined as the aggregate amounts reported on our balance sheet as “Stockholders’ Equity,” excluding any adjustments for valuation reserves (i.e., changes in the value of our portfolio of investments as a result of mark-to-market valuation changes).  We believe the successful operation of our company by our executives is the principal driver of our stockholders’ equity, and that this approach is particularly appropriate since we are a REIT.  REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends.  Thus, unlike most companies, we cannot grow our stockholders’ equity by reinvesting our earnings.  Rather, growth in our stockholders’ equity is largely dependent on regular access to the capital markets.  This places a unique discipline on our executives because if the capital markets do not approve of their operation of our company, we are unlikely to be able to regularly access the capital markets on favorable terms (which would limit our ability to increase our stockholders’ equity, and, correspondingly, each executive’s ability to reach the targeted aggregate cash compensation included in his or her employment agreement). We believe that many stockholders who invest in mortgage REITs like us view growth in stockholders’ equity as a significant performance metric.

The percentage of our stockholders’ equity used as the multiplier to derive the targeted aggregate cash compensation set forth in the employment agreement for each named executive officers is as follows: Ms. Denahan: 0.25%; Mr. Keyes: 0.04%; Ms. Fagan: 0.10%; Mr. Fortescue: 0.05%; Mr. Konrad: 0.05%; and Mr. Farrell: 0.25% (each of these percentages is referred to as the “stockholders’ equity multipliers”).  The compensation committee and the executives have periodically amended the employment agreements to revise the stockholders’ equity multiplier in order to reflect changing roles and responsibilities.

Competitive Pay Assessment

The compensation committee believes that the use of the stockholders’ equity multipliers has allowed the company to attract and retain skilled executives, one of our key goals, through providing appropriately competitive compensation opportunities tied to an important metric for our long term growth and stockholder success.

In order to evaluate the competitiveness of our compensation program, during 2012 the compensation committee engaged Frederic W. Cook & Co., Inc. (F.W. Cook), an independent compensation consultant, to perform a competitive review of our executive compensation practices.  F.W. Cook compared compensation earned by our CEO and other named executive officers for 2011 and during the 2009-2011 period against certain internally managed and externally managed REITs and to certain other non-REIT asset management and financial services companies.  In its discussion of comparisons to externally managed REITs, the F.W. Cook report stated that compared to externally managed REIT management/incentive fees and other compensation and benefits expense, our aggregate compensation and benefits expense as a percentage of average total assets and average stockholders’ equity was below the median.   The report stated that, with respect to certain internally managed and externally managed REITs, total named executive officer cash compensation during these periods was high, but when viewed as a percentage of key metrics such as average stockholders’ equity and stockholder value creation, the amount of our executive compensation was relatively low primarily because we are much larger than those REITs.  The F.W. Cook report was used by the compensation committee in formulating its view that our executive compensation program has facilitated our ability to retain high quality executives in a relatively efficient manner when compensation levels are viewed in the aggregate against various peers, especially when taking into account value creation for our stockholders over time.

In addition to the information provided by F.W. Cook, our management provided the compensation committee with reports and comparisons of our compensation against that of executives in similar positions at entities with whom we compete for hiring and retaining executive talent.  While the compensation committee considered the F.W. Cook report and information prepared by our management in determining executive officer compensation, it did not benchmark our executive compensation to any particular level in these respective peer groups.

The following highlights some of the key finding from F.W. Cook’s review.

Comparisons to Internally Managed REITs

The internally managed REITs F.W. Cook identified as a peer group were the following eight large residential and commercial mortgage REITs:

● Anworth Mortgage Asset Corporation*	● iStar Financial Inc.
● Capstead Mortgage Corporation	● MFA Financial, Inc.
● CYS Investments, Inc.**	● Northstar Realty Finance Corp.
● Dynex Capital, Inc.	● Redwood Trust, Inc.

* Anworth Mortgage Asset Corporation became an externally managed REIT on December 31, 2011.
** CYS Investments, Inc. became an internally managed REIT on September 1, 2011

Although these companies are the largest internally managed mortgage REITs, they are still significantly smaller than Annaly in most financial size measures, including total assets, stockholders’ equity, and market capitalization.

The table below sets forth F.W. Cook’s presentation with respect to the relative position of our CEO’s and named executive officers’ (NEO) compensation compared with these internally managed REITs using the following metrics: actual dollar amount and as percentages of total assets, average stockholders’ equity, market capitalization, and 3-year stockholder value creation.  The F.W. Cook report indicated that while our aggregate CEO and other NEO compensation was the highest compared to this peer group, when compensation was measured as a percentage of our average total assets, average stockholders’ equity, market capitalization, and 3-year stockholder value creation, it fell below the median level in each instance and below the 25th percentile in almost every instance:

Metric	CEO Compensation (2011)	Other NEO Compensation (2011)	CEO Compensation (2009-2011)	Other NEO Compensation (2009-2011)
Actual ($) dollars	Highest	Highest	Highest	Highest
As % of average total assets	Between 25th percentile and median	Between 25th percentile and median	Lower quartile	Below the minimum
As % of average stockholders’ equity	Lower quartile	Between 25th percentile and median	Lower quartile	Lower quartile
As % of market capitalization	Lower quartile	Lower quartile	Lower quartile	Lower quartile
As % of 3-year stockholder value creation	NA*	NA*	Lower quartile	Lower quartile

*
Because many of the internally managed REITs did not have positive stockholder value creation for 2011, comparisons of 2011 (one-year) compensation as a percentage of stockholder value creation were not meaningful.  However, our company’s 2011 stockholder value creation was the highest of any company in the peer group.

Comparison to Large Externally Managed Mortgage REITs

F.W. Cook also compared our aggregate compensation and benefits expense to the management and incentive fees and other compensation and benefits paid to the management companies of the following eight largest externally managed mortgage REITs (excluding Chimera Investment Corporation, which is externally managed by our subsidiary, FIDAC):

● American Capital Agency Corp.	● Newcastle Investment Corp.
● ARMOUR Residential REIT, Inc.	● PennyMac Mortgage Investment Trust
● Hatteras Financial Corp.	● Starwood Property Trust, Inc.
● Invesco Mortgage Capital Inc.	● Two Harbors Investment Corp.

Externally managed mortgage REITs are typically paid a management fee based on a percentage of stockholders’ equity, with a minority paid incentive fees or some additional compensation that is not included in management fees.  Data are not available on the distribution of aggregate fees to individual management company executives for externally managed REITs.  F.W. Cook determined that in 2011, the total compensation paid by Annaly ranked it (i) sixth in this group in terms of aggregate compensation as a percentage of total assets, and (ii) seventh in terms of aggregate compensation as a percentage of average stockholders’ equity.  F.W. Cook noted, however, that if Annaly were externally managed, the aggregate compensation as a percentage of average stockholders’ equity would be in line with market practices.

Comparison to Non-REIT Asset Management and Financial Services Firms

F.W. Cook also compared our CEO and named executive officers’ compensation and benefits expense with the following fourteen non-REIT asset management firms and six financial services firms:

Asset Management firms:
● Affiliated Managers	● Eaton Vance
● AllianceBernstein	● Federated Investors
● American Capital Ltd.	● Invesco
● Ameriprise Financial	● Janus Capital Group
● Apollo Global Management	● KKR
● Blackrock	● Legg Mason
● Blackstone Group	● T. Rowe Price

Financial Services firms:
● Aflac	● MetLife
● Charles Schwab	● Prudential Financial
● Loews	● Travelers

Asset management firm sizes for these firms range from $75 billion to $678 billion in assets under management (AUM) plus Blackrock with $3.5 trillion in AUM and financial services firms include large financial services firms that were not participants in the TARP program.  With regard to those firms, in some categories (including compensation measured in dollar terms), our compensation ranked highest, or one of the highest, in the group.  In other categories, including CEO compensation and named executive officer compensation as a percentage of AUM, stockholders’ equity, market capitalization and stockholder value created, we ranked at or below the median compared to asset management firms.  We ranked almost always near the highest level compared with the financial services firms.

Other Compensation Factors and Role of CEO

While the targeted aggregate cash compensation is largely driven by the value of our stockholders’ equity, all bonuses must be approved by the compensation committee, and the compensation committee may consider other subjective factors when making compensation decisions.  There is no formula for these factors, nor is one factor pre-determined to be given more weight than another. These factors may relate to our overall financial performance (such as AUM, earnings per share, profitability and overall economic conditions) or the performance of the individual executive (such as individual efforts, increased responsibility, demonstration of strong leadership, long term vision, effective execution and management capabilities).

Individual performance assessments for each executive officer are determined at the discretion of the compensation committee in close consultation with our CEO (except when her own performance assessment is being determined).  The CEO’s executive officer performance assessment recommendations are generally based on an overall subjective assessment of each officer’s performance, and no single factor was determinative in recommending bonus levels nor was the impact of any individual factor on the bonus quantifiable.  The compensation committee values the CEO’s consultation with respect to executive compensation, given her knowledge of each officer’s overall responsibilities and contributions to the company.

We discuss in more detail below the additional factors that were considered material by the compensation committee in making 2012 compensation decisions.

2012 Compensation Determinations

During 2012, F.W. Cook also examined the design of our executive compensation program and discussed with the compensation committee alternative approaches to short term cash and long term equity incentive components with pre-determined, quantitative performance objectives.  In light of the illness and ultimate death of Mr. Farrell during 2012, however, the compensation committee determined that stockholder interests were best served by preserving continuity of our leadership, and that this could best be accomplished by not making any significant changes to the compensation program for 2012, although amounts paid to our named executive officers were reduced in some instances.  In addition, the compensation committee considered the support for our compensation program illustrated by the 2011 “say-on-pay” vote.  See “Consideration of “Say on Pay” and “Say on Frequency” Voting Results” below.  Accordingly, for 2012, the principal components of compensation for our named executive officers continued to be base salary and cash bonuses.

2012 Base Salary

We pay a base salary to our named executive officers to compensate them for services rendered during the fiscal year.  The compensation committee from time to time reviews the base salaries we pay our executives.  Base salary for named executive officers are determined for each executive based, in part, on his or her position and responsibility, by reference to market data, internal pay equity considerations and the individual performance of the executive.  Consistent with our pay-for-performance philosophy, base salary has traditionally been a much smaller component of our executives’ overall compensation, and that trend continued in 2012.

For 2012, the annual rate of base salary for each named executive officer was as follows: Ms. Denahan, $3,000,000; Mr. Keyes, $750,000; Ms. Fagan, $1,200,000; Mr. Fortescue, $750,000; and Mr. Konrad, $750,000.  Mr. Farrell received base salary at the annual rate of $3,000,000 through the date of his death.  These base salary rates were unchanged from 2011 and remained unchanged throughout 2012.

2012 Bonus Compensation

In determining 2012 bonus compensation, the compensation committee considered (i) the target total compensation amounts per the applicable stockholders’ equity multipliers under the executive employment agreements, (ii) the F.W. Cook report noted above, (iii) individual performance factors noted below and (iv) recommendations of management.  In particular, management recommended total compensation levels for 2012 below the target amounts determined under the stockholders’ equity multiplier for each of the named executive officers, other than for Mr. Keyes and Mr. Farrell.  In reaching its decision, the compensation committee used its informed judgment taking into account the information presented to the committee in its entirety without applying formulas or specific weightings.

The following table summarizes the 2012 cash bonus amounts that the compensation committee awarded to each of our named executive officers (other than Mr. Farrell):

Name	Base Salary	Actual Bonus Awarded	Actual Total Compensation	Targeted Total Compensation(1)	Percentage(2)
Wellington J. Denahan	$3,000,000	$22,800,000	$25,800,000	$39,158,263	66%
Kevin G. Keyes	$750,000	$6,240,000	$6,990,000	$6,265,322	112%
Kathryn F. Fagan	$1,200,000	$8,100,000	$9,300,000	$15,663,305	59%
James P. Fortescue	$750,000	$6,240,000	$6,990,000	$7,831,653	89%
Kristopher R. Konrad	$750,000	$5,540,000	$6,290,000	$7,831,653	80%
(1)           Per stockholders’ equity multiplier.
(2)           Actual/Targeted Total Compensation.

For 2012, under Mr. Farrell’s employment agreement, we were required to pay his estate a pro rata portion of his total compensation, including bonus, based on his stockholders’ equity multiplier.  As shown in the Summary Compensation Table, the amount of this contractually required pro rata bonus for 2012 was $29,516,175.

The individual performance factors considered by the compensation committee in determining 2012 bonuses for the named executive officers (other than Mr. Farrell) were as follows:

Wellington J. Denahan. The compensation committee considered Ms. Denahan’s leadership and long term vision for the company, particularly in light of the additional responsibilities she assumed during Mr. Farrell’s illness and following his death, and her promotion to Chairman of the Board and Chief Executive Officer.

Kevin G. Keyes.  The compensation committee considered Mr. Keyes’ contributions in successfully designing and managing our capital markets activities in 2012 at significant cost savings to us (particularly in light of the importance of our company’s ability to regularly access the capital markets on favorable terms).  The compensation committee also considered his strategic leadership in building our businesses, the strong demand for the services of experienced capital markets executives such as Mr. Keyes, and his promotion to President and being elected as a member of our board of directors.  Given these competitive demands and increased responsibilities, the compensation committee believes that Mr. Keyes’ current stockholders’ equity multiplier in his employment agreement is lower than it should be.  Consequently, the compensation committee agreed with management’s recommendation that Mr. Keyes receive total compensation for 2012 that exceeded his target amount.

Kathryn F. Fagan.  The compensation committee considered Ms. Fagan’s contributions in developing and expanding our accounting department and overseeing our internal audit functions.

James P. Fortescue.  The compensation committee considered Mr. Fortescue’s contributions in managing our liabilities and overseeing the expansion of our new businesses, including our warehouse lending and broker-dealer subsidiaries.  The compensation committee also considered his promotion to Chief Operating Officer.

Kristopher R. Konrad.  The compensation committee considered Mr. Konrad’s contributions as Managing Director and Head Portfolio Manager and his promotion to Co-Chief Investment Officer of the Company.

Other Elements of Executive Compensation

Long Term Equity Incentive Compensation
The compensation committee periodically awards our executive officers with long term incentive compensation, historically in the form of stock option awards under our management stock incentive plan, to further align their interests with the long term interests of our stockholders.  The compensation committee does not use a specific formula to calculate the number of options awarded to executives, nor does the compensation committee set future award levels/opportunities on the basis of what the executives earned from prior awards. While the compensation committee takes past awards into account, it does not solely base future awards in view of those past awards.  Generally, our chief executive officer will recommend the amounts of awards to be made to each employee to the compensation committee.  In determining the specific amounts to be granted to each employee, our compensation committee will take into account factors such as the executive’s position, his or her contribution to our performance, market practices as well as the recommendations of our chief executive officer.  Historically, stock options have been subject to a vesting schedule, generally from three to five years.  No stock options or other equity incentive awards were made to our executive officers in 2012.

Presently, we do not have designated dates on which we grant stock option awards (other than an annual grant to our directors).  We do not, however, intend to time stock options grants with our release of material nonpublic information for the purpose of affecting the value of executive compensation.

Perquisites and Fringe Benefits; Payments Upon Termination

We do not believe in providing our executives with excessive perquisites and other fringe benefits. Consistent with our pay-for-performance mandate, we provide very few executive fringe benefits.  Our named executive officers receive health and welfare benefits, such as group medical, group life and long term disability coverage, under plans generally available to all other employees.  We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance.  Accordingly, other than an employer matching contribution under our Section 401(k) plan which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Pursuant to the employment agreements, the named executive officers are also entitled to participate in our benefit plans, including the Plan.  In addition, our board of directors has established a bonus incentive compensation plan for our executive officers.  This program permits our compensation committee, in its discretion, to award cash bonuses annually to our executive officers.  Each employment agreement also provides for the subject officer to receive compensation, in the event that we terminate the officer’s employment without “cause” (as defined in the agreement), or if the officer resigns for “good reason” (as defined in the agreement).  We describe the severance benefits our named executives receive, as well as definitions of “good reason” and “cause,” in “Potential Payments Upon Termination of Employment” below.  The employment agreements do not necessarily require payments by us upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement.  In such a case, the executive would have “good reason” to terminate the agreement and require us to make severance payments.

Each employment agreement also contains a “non-compete” provision prohibiting the officer from managing, controlling, participating in or operating a competing REIT for a period of one year following termination of employment following our termination of the officer for cause or resignation of the subject officer other than for “good reason.”  Each agreement requires that the officer act in accordance with provisions of Maryland law relating to corporate opportunities.

Tax Considerations

Section 162(m) of the Internal Revenue Code denies a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated officers, excluding the Chief Financial Officer, unless the compensation is paid under a program that has satisfied stockholder approval requirements and the compensation is “performance-based” within the meaning of Section 162(m).  Currently, the employment agreements of these officers do not contain performance-based criteria and the compensation program has not been approved by our stockholders.  As a result, portions of the compensation we pay are subject to the $1 million deduction limitation because it is not considered performance-based within the meaning of Section 162(m).

As noted above, the compensation committee has traditionally believed that it is in the best interests of us and our stockholders that the overall compensation of our officers be primarily based on a percentage of our stockholders’ equity.  Nevertheless, in view of the non-deductibility of a portion of the compensation we pay, the compensation committee reviews, from time to time, its policies to determine whether we should in the future add performance-based criteria to executive compensation.  Adding performance-based criteria will require amending the existing employment agreements of the applicable employees.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

We did not hold a “say-on-pay” advisory vote at our 2012 annual meeting because our board of directors determined after the 2011 annual meeting to hold this vote every three years.

At the 2011 annual meeting, over 75% of votes cast by our stockholders were in favor of our executive compensation program.  Given this strong support, no significant changes were made to the executive compensation program for 2012, nor could any material changes have been unilaterally made during 2012 given that our executive compensation is principally based on a percentage of our stockholders’ equity as set forth in employment agreements with the named executive officers, as described above.

We did, however, engage with certain of our key stockholders in 2012.  As a result of those discussions, our board of directors determined to begin holding the “say-on-pay” advisory vote on an annual basis beginning with the 2013 annual meeting.

Compensation Committee Report

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

E. Wayne Nordberg (Chair)	Jonathan D. Green	Donnell A. Segalas

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2012, 2011 and 2010, to our former Chief Executive Officer, our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2012 (our “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Total
Wellington J. Denahan	2012	$3,000,000	$22,800,000	$10,129	$25,810,129
Chairman and	2011	$3,000,000	$32,000,000	$9,956	$35,009,956
Chief Executive Officer	2010	$2,715,000	$20,909,832	$9,968	$23,634,800
Kevin G. Keyes	2012	$750,000	$6,240,000	$129	$6,990,129
President and	2011	$750,000	$6,350,000	$9,956	$7,109,956
Director	2010	$625,000	$4,421,223	$9,968	$5,056,191
Kathryn F. Fagan	2012	$1,200,000	$8,100,000	$10,129	$9,310,129
Chief Financial Officer and	2011	$1,200,000	$12,750,000	$9,956	$13,959,956
Treasurer	2010	$1,086,000	$8,363,933	$9,968	$9,459,901
James P. Fortescue	2012	$750,000	$6,240,000	$10,129	$7,000,129
Chief Operating Officer	2011	$750,000	$6,350,000	$9,956	$7,109,956
	2010	$625,000	$4,091,766	$9,968	$4,726,734
Kristopher R. Konrad	2012	$750,000	$5,540,000	$10,129	$6,300,129
Co-Chief Investment Officer	2011	$750,000	$6,350,000	$9,956	$7,109,956
	2010	$625,000	$4,091,766	$9,968	$4,726,734
Michael A.J. Farrell	2012	$2,500,000	$29,516,175	$109	$32,016,284
Former Chairman, Chief	2011	$3,000,000	$32,000,000	$156	$35,000,156
Executive Officer, and President	2010	$2,715,000	$20,909,832	$168	$23,625,000

(1)	The amounts shown in this column reflects for each named executive officer:
●
matching contributions of $10,000 were made by us with respect to each of the named executive officers  pursuant to our Section 401(k) plan, other than to Mr. Farrell and Mr. Keyes who did not participate in the plan.

	●	the premiums associated with term life insurance that we provide to our named executive officers.

We have in effect employment agreements with each of our named executive officers.  The employment agreements set forth minimum base salary amounts and provide each executive with a targeted aggregate compensation which is calculated as a percentage of our stockholders’ equity.  We describe these employment agreements in “Compensation Discussion and Analysis” above.  We describe the severance payments we may pay to these executives in “Potential Payments Upon Termination Of Employment” below.

Grants of Plan-Based Awards

We did not grant our named executive officers any plan based awards in 2012.  We describe our Plan in “Compensation Discussion and Analysis” above and in “Equity Compensation Plan Information” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2012.

Name	Number of Securities Underlying Unexercised Options Exercisable(#)(1)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date
Wellington J. Denahan	150,000				17.97	08/04/13
	150,000				17.39	04/19/14
	150,000				17.07	07/07/15
	150,000				15.70	05/17/17
	200,000				16.46	05/08/18
	200,000				15.61	09/19/18
	-	100,000	(2)		13.25	04/22/19
Kevin G. Keyes	-	-		-	-	-
Kathryn F. Fagan	50,000				17.97	08/04/13
	50,000				17.39	04/19/14
	50,000				17.07	07/07/15
	43,631				15.70	05/17/17
	53,000				16.46	05/08/18
	53,000				15.61	09/19/18
	-	37,500	(2)		13.25	04/22/19
James P. Fortescue	20,000				17.97	08/04/13
	20,000				17.39	04/19/14
	30,000				17.07	07/07/15
	40,000				15.70	05/17/17
	53,000				16.46	05/08/18
	53,000				15.61	09/19/18
	77,500	37,500	(2)		13.25	04/22/19
Kristopher R. Konrad	20,000				17.97	08/04/13
	20,000				17.39	04/19/14
	30,000				17.07	07/07/15
	40,000				15.70	05/17/17
	53,000				16.46	05/08/18
	53,000				15.61	09/19/18
	20,000	37,500	(2)		13.25	04/22/19
Michael A.J. Farrell	200,000				17.97	08/04/13
	150,000				17.39	04/19/14
	150,000				17.07	07/07/15
	143,631				15.70	05/17/17
	200,000				16.46	05/08/18
	344				15.61	09/19/18
	-	100,000	(2)		13.25	04/22/19

(1)	All options listed above vest beginning on the first anniversary of date of grant at a rate of 25% per year over the first four years of the ten-year option term.
(2)	These options vest on April 22, 2013.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to our named executive officers regarding options exercised and stock vested during the calendar year 2012.

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Wellington J. Denahan	100,000	$288,000
Kevin G. Keyes	-	-
Kathryn F. Fagan	54,869	$152,675
James P. Fortescue	30,000	$91,600
Kristopher R. Konrad	30,000	$87,250
Michael A.J. Farrell	276,025	$507,907

Pension Benefits

We do not provide any of our employees with pension benefits.  We do, however, make matching contributions to all our employees, including our named executive officers, who contribute to our Section 401(k) plan.  We make a matching contribution in cash of 100% of the employee’s elective deferral contribution up to 3% of the employee’s pay, and 50% of the employee’s pay above 3% up to 5% of the employee’s pay (subject to IRS limits).

Nonqualified Deferred Compensation

We do not provide any of our employees with any nonqualified deferred compensation plans.

Potential Payments Upon Termination Of Employment

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements.  As discussed above, each of our named executives has an employment agreement which provides for an annual base salary and performance bonus which in the aggregate equal a percentage of our stockholders’ equity.  Post employment payments to our executives are determined by reference to their base salary and performance bonus.

Termination upon Death, Disability or for Cause

An executive’s employment with us terminates immediately upon his death.  Thereafter, we are obligated to pay his estate all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his death.  The amount of the performance bonus paid in the year of an executive’s death will equal the maximum performance bonus he would have been entitled to receive for that year (as determined at the end of the year of his death) multiplied by a ratio equal to the number of days he was employed in the year of his death, divided by 365.   The performance bonus will be paid at the same time and manner had the executive not died.  In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

We are entitled to terminate an executive’s employment due to his disability if he has been absent from the full-time performance of his duties with the Company for six consecutive months, and if, within thirty days after written notice by us, he has not returned to the full-time performance of his duties.  We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his duties and until the later of the date he is terminated from employment due to disability or the date he begins receiving long term disability payments under our long term disability plan.  In addition, the executive will be entitled to receive a pro rata portion of the performance bonus for the year of the executive’s termination due to disability.  The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

If we terminate an executive’s employment for “cause” at any time prior to expiration of the term of the agreement, we will be obligated to pay him all accrued but unpaid amounts of his base salary and the pro rata portion of his performance bonus for the year of his termination.  The amount of the pro rata portion of the performance bonus will be determined in the same manner as described above upon termination upon an executive’s death. In addition, the executive’s beneficiaries will receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect.

Termination by Us Other Than for Cause or Termination by the Executive for Good Reason

If we terminate an executive’s employment without “cause,” or if the executive officer resigns for “good reason”, we must immediately pay any unpaid portion of the executive’s base salary.  In addition, the executive is entitled to receive a severance payment equal to three times the greater of (i) the executive’s combined maximum base salary and actual performance bonus for the preceding fiscal year or (ii) the average for the three preceding years of the officer’s combined actual base salary and performance bonus compensation.  One half of this severance amount is payable immediately and the remaining 50% is payable in monthly installments over the succeeding three months.

If any payments, distributions, or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code on payments related to a change in control (or parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes.  However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments.  If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate without cause or if the executive terminates for good reason, all unexercised stock options owned by the executive as of the termination date, whether vested or not, become immediately exercisable.  If however, any incentive stock options will not be exercisable for the first time in a calendar year to the extent that all incentive stock options exercisable by the executive during that calendar year exceeds $100,000.

Termination by Executive Without Good Reason

If the executive terminates the agreement without good reason, we are obligated to pay him or her only all accrued but unpaid amounts of his base salary and any previously awarded but unpaid performance bonus.

Potential Post-Employment Payments and Payments on a Change in Control

Each of our named executives has the right to terminate employment for “good reason” and receive severance payment from us.  We are not necessarily required to make payments to an executive upon a change of control of us, unless the change of control includes the failure of our successor to agree to perform its obligations under the employment agreement.  Such an event would constitute “good reason” for purposes of the executive’s right to terminate the agreement and receive severance payments.

The following table presents the potential post employment payments and payments our named executive officers would be entitled under their employment agreements and assumes that the triggering event took place on December 31, 2012. Michael A.J. Farrell passed away on October 21, 2012 and the payments made under his employment agreement related to his passing are set forth under “2012 Bonus Compensation” in this proxy statement.

Name	Benefit	Termination with Cause or Voluntary Termination	Termination without Cause or for Good Reason	Death or Disability	Other Post Employment Obligations
Wellington J. Denahan	Base Salary	$0	$9,000,000	$0	$0
	Bonus	$0	$68,400,000	$0	$0
	Stock Options(1)	$0	$79,000	$0	$0
	Total	$0	$77,479,000	$0	$0
Kevin G. Keyes	Base Salary	$0	$2,250,000	$0	$0
	Bonus	$0	$18,720,000	$0	$0
	Stock Options(1)	$0	$0	$0	$0
	Total	$0	$20,970,000	$0	$0
Kathryn F. Fagan	Base Salary	$0	$3,600,000	$0	$0
	Bonus	$0	$24,300,000	$0	$0
	Stock Options(1)	$0	$29,625	$0	$0
	Total	$0	$27,929,625	$0	$0
James P. Fortescue	Base Salary	$0	$2,250,000	$0	$0
	Bonus	$0	$18,720,000	$0	$0
	Stock Options(1)	$61,225	$90,850	$61,225	$0
	Total	$61,225	$21,060,850	$61,225	$0
Kristopher R. Konrad	Base Salary	$0	$2,250,000	$0	$0
	Bonus	$0	$16,620,000	$0	$0
	Stock Options(1)	$15,800	$45,425	$15,800	$0
	Total	$15,800	$18,915,425	$15,800	$0

(1)	We have valued the benefit based on the potential gain executives would have realized if the stock options had been exercised as of December 31, 2012.

COMPENSATION OF DIRECTORS

In 2012, we paid an annual director’s fee equal to $100,000 to each director who is not an officer or employee, as well as a fee of $500 for each meeting of our board of directors or any committee attended by each independent director (or $250 for any meeting at which the director participates by conference telephone call).  We also reimbursed all directors for costs and expenses for attending these meetings.

For the year 2012 and prior years, each non-employee director, upon appointment to our board of directors, received a non-discretionary automatic grant of non-qualified stock options for the purchase of 5,000 shares of common stock; these options vest in four equal installments over a period of four years from the date of grant. In addition, each non-employee director is entitled to receive for each year that he or she serves as a director, options to purchase an additional 1,250 shares of common stock; these options vest on the date of grant.  The exercise price for each option is the fair market value of our common stock as of the date on which the option is granted.  Non-employee directors also are entitled to receive discretionary awards under the Plan.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Kevin P. Brady	105,750	0	105,750
Jonathan D. Green	107,000	0	107,000
Michael Haylon	106,250	0	106,250
John A. Lambiase	105,000	0	105,000
E. Wayne Nordberg	106,000	0	106,000
Donnell A. Segalas	105,250	0	105,250

(1)
Amounts shown in this column represent the aggregate grant date fair value of stock option awards granted during the respective year computed in accordance with Financial Accounting Standards Board ASC Topic 718.  For the assumptions regarding determination of the grant date fair value of stock options, see Note 11 to our Consolidated Financial Statements for the 2012 fiscal year included in our Form 10-K filed with the SEC on February 26, 2013.  As of December 31, 2012, each non-employee director has the following number of options outstanding: Kevin P. Brady, 91,250; Jonathan D. Green, 156,250; Michael Haylon, 81,250; John A. Lambiase, 156,250; E. Wayne Nordberg, 126,250; and Donnell A. Segalas, 128,750.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.  A. Alexandra Denahan is the sister of Wellington J. Denahan, our Chairman of the Board and Chief Executive Officer, and is employed by us as Deputy Chief Financial Officer of Annaly and FIDAC and received $4,500,000 in salary and bonus during 2012.  Ms. Alexandra Denahan is not an executive officer.  Matthew J. Lambiase is the son of our director, John A. Lambiase, and is employed by us as Managing Director and Head of Business Development, and received $5,100,000 in salary and bonus for 2012.  Mr. Matthew Lambiase is not an executive officer.  Ms. Alexandra Denahan and Mr. Lambiase also participate in other employee benefit plans and arrangements which are generally made available to other employees at their level (including health, vacation, Section 401(k) and insurance plans).  The compensation of these individuals was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

The Manager is Annaly Management Company LLC, a Delaware limited liability company.  The Manager is owned by our management.

If the Management Externalization Proposal is approved, our Manager will be responsible for paying all compensation expense associated with managing us and our subsidiaries.  Instead, we will pay our Manager a management fee and our Manager will use the proceeds from the management fee to pay compensation to its officers and personnel, including our executive officers.  The owners of the Manager will be entitled to receive any profit the Manager earns from the management fee either in the form of distributions by our Manager or increased value of their ownership interests in the Manager.

Approval of Related Person Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  We review these questionnaires and, if we determine it to be necessary, discuss any reported transactions with the entire board of directors.  We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.  An example of this process was our acquisition of FIDAC from certain of our executive officers.  Other types of transactions, such as employment of individuals who may be related to our executive officers or directors which are described above, are discussed by the board of directors, but not approved or ratified by the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following non-employee directors:  Messrs. Nordberg (Chair), Green and Segalas.  None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director, and there are no other compensation committee interlocks that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

EQUITY COMPENSATION PLAN INFORMATION

On May 27, 2010, at our 2010 Annual Meeting of Stockholders, our stockholders approved the Incentive Plan.  The Incentive Plan authorizes the Compensation Committee of the board of directors to grant options, stock appreciation rights, dividend equivalent rights, or other share-based award, including restricted shares up to an aggregate of 25,000,000 shares, subject to adjustments as provided in the Incentive Plan.  Existing awards made under the Prior Plan for executive officers, key employees and nonemployee directors will remain effective.  Stock options are issued at the current market price on the date of grant.

The following table provides information as of December 31, 2012 concerning shares of our common stock authorized for issuance under our Incentive Plan and Prior Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under Plan (excluding previously issued)
Equity compensation plans approved by security holders	5,618,686	$15.74	24,952,754
Equity compensation plans not approved by security holders	-	-	-
Total	5,618,686	$15.74	24,952,754

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors.  The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange.  The board of directors has determined that Mr. Brady is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.  In 2012, the Committee met four times.  The audit committee has adopted a written charter outlining the practices it follows.  A full text of our audit committee charter is available for viewing on our website at www.annaly.com.  Any changes in the charter or key practices will be reflected on our website.

During the year 2012, at each of its meetings, the audit committee met with the Chief Financial Officer and our independent registered public accounting firm.  The audit committee’s agenda is established by the audit committee’s chairman.  During the year 2012, the audit committee engaged Ernst & Young LLP as our independent registered public accounting firm and reviewed with our Chief Financial Officer and the independent registered public accounting firm, overall audit scope and plans, the results of external audit examination, evaluations by the independent registered public accounting firm of our internal controls and the quality of our financial reporting.

The audit committee has reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the audit committee asked for and received management’s representations that our audited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, and have expressed to both management and registered public accounting firm their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent registered public accounting firm, the audit committee asks them to address, and discusses their responses to several questions that the audit committee believes are particularly relevant to its oversight. These questions include:

●
Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the registered public accounting firm themselves prepared and been responsible for the financial statements?

●
Based on the registered public accounting firm’s experience, and their knowledge of us, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

●	Based on the registered public accounting firm’s experience, and their knowledge of us, have we implemented internal controls that are appropriate?

The audit committee believes that, by thus focusing its discussions with the independent registered public accounting firm, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The audit committee also discussed with the independent registered public accounting firm other matters required to be discussed by the registered public accounting firm with the audit committee under the standards of Public Company Accounting Oversight Board.  The audit committee received and discussed with the registered public accounting firm their annual written report on their independence from us and our management, which is made pursuant to applicable requirements of the Public Company Accounting Oversight Board, and considered with the registered public accounting firm whether the provision of non-audit services is compatible with the registered public accounting firm’s independence.

In performing all of these functions, the audit committee acts only in an oversight capacity and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year end.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee has recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by the current members of the audit committee:

Kevin P. Brady (Chair)	Jonathan D. Green	Michael Haylon	E. Wayne Nordberg

PROPOSAL 2 MANAGEMENT EXTERNALIZATION PROPOSAL

At the annual meeting, the stockholders are being asked to approve our entering into a management agreement with Annaly Management Company LLC, or the Manager, under which the Manager will assume responsibility for our management, and therefore, we will be externally managed.  We refer to this transformation as the Management Externalization Proposal.  This will result in all members of our management, including all of our executive officers, being employed by the Manager.  The proposed management agreement is attached as Exhibit A to this proxy statement.  At a meeting of our board of directors held on March 14, 2013, our independent directors, without the participation of board members who are or are related to members of management, unanimously voted to approve the Management Externalization Proposal and submit it for approval by our stockholders.

Recommendation of Our Board of Directors

The independent members of our board of directors have determined that the Management Externalization Proposal is fair to, and in the best interests of, our company and our stockholders.  Accordingly, the independent members of our board of directors recommend that our stockholders vote “FOR” approval of the Management Externalization Proposal.

Summary

If the Management Externalization Proposal is approved, we will be externally managed by the Manager through the authority delegated to it in the management agreement and pursuant to the policies established by our board of directors.  The Manager would, subject at all times to the supervision and direction of our board of directors, be responsible for, among other things, (i) the selection, purchase and sale of assets for our investment portfolio; (ii) recommending alternative forms of capital raising; (iii) supervising our financing and hedging activities; and (iv) day to day management functions.  The Manager would perform such other supervisory and management services and activities relating to our assets and operations as may be appropriate or may be requested by our board of directors.

Under the management agreement, we would pay the Manager a management fee equal to 1.05% of our stockholders’ equity (as described below), and the Manager would be responsible for paying all compensation expenses associated with managing us and our subsidiaries.  We expect that most of our employees will become employees of our Manager.  For regulatory and corporate efficiency reasons, we may retain certain employees as employees of our subsidiaries; however, all compensation expenses associated with such employees will reduce the management fee.

We believe that the 1.05% fee is the lowest fixed percentage fee paid to any external manager in our industry.  If we had paid that fee in 2010, 2011 and 2012 instead of paying compensation to our employees, we would have saved $83.5 million, $104.4 million and $48.0 million, respectively.  We estimate that when comparing the management fee to our annual compensation expenses for 2012, implementing the Management Externalization Proposal would result in savings over the next five years with an estimated net present value at April 1, 2013 of approximately $210.9 million.  This estimate assumes stockholders’ equity is equivalent to stockholders’ equity as of December 31, 2012, calculated as defined in the section “Management Fee”, and remains constant for the five year period.  This estimate uses a 5% discount rate. This estimate also assumes that annual compensation expenses would have remained what they were in 2012.

We have taken steps to ensure that the management agreement is more favorable to our shareholders than management agreements governing our externally managed peers.  Specifically, the management agreement can be terminated for any or no reason by two-thirds of our independent directors or the holders of a majority of the outstanding shares of common stock, at any time upon one hundred eighty (180) days prior written notice without paying a termination fee.   Moreover, the management agreement provides that if the Manager is sold without the consent of the independent members of our board of directors, the management agreement will automatically terminate without payment by us of a termination fee.

If the Management Externalization Proposal is approved, we will institute a stock ownership requirement under which our five most senior executive officers, over the next three years, own an amount of our shares of common stock equal to at least 6 times their 2012 base salary which represents an aggregate ownership of $38.7 million.

The Manager is also prohibited from managing, operating, joining, controlling, participating in, or advising any real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities in any geographical region in which we engage in such business (which is currently the entire United States).  Additionally, our executive officers will enter into employment contracts with the Manager which prohibit them from working for or advising any of our competitors for one year after their employment terminates if they are terminated for cause or they voluntarily terminate their employment (other than for good reason).

The Management Externalization Proposal

Background

The independent members of our board of directors are aware that a number of our peers are externally managed pursuant to management agreements between those companies and external managers.  This is a trend that has continued during the past several years with respect to a number of recently formed mortgage REITs.   For example, since January 2009 sixteen mortgage REITs have conducted initial public offerings.  Fifteen of these companies are externally managed.  A list of these transactions is as follows:

Company	Date	Form of Management
CYS Investments Inc.	June 2009	Internally Managed(1)
Invesco Mortgage Capital Inc.	June 2009	Externally Managed
PennyMac Mortgage Investment Trust	July 2009	Externally Managed
Starwood Property Trust Inc.	August 2009	Externally Managed
CreXus Investment Corp.	September 2009	Externally Managed
Colony Financial Inc.	September 2009	Externally Managed
Apollo Commercial Real Estate	September 2009	Externally Managed
Two Harbors Investment Corp.	October 2009	Externally Managed
AG Mortgage Investment Trust	June 2011	Externally Managed
Apollo Residential Mortgage, Inc.	July 2011	Externally Managed
American Capital Mortgage Investment Corp.	August 2011	Externally Managed
Ares Commercial Real Estate	April 2012	Externally Managed
Western Asset Mortgage Capital Corporation	May 2012	Externally Managed
Javelin Mortgage Investment Corp.	October 2012	Externally Managed
ZAIS Financial Corp.	February 2013	Externally Managed
Five Oaks Investment Corp.	March 2013	Externally Managed
(1)	CYS Investments, Inc. was previously externally managed and became an internally managed REIT on September 1, 2011.

In addition, Anworth Mortgage Asset Corporation, a mortgage REIT that was previously internally managed, conducted an externalization transaction on December 31, 2011.

The concept of externalizing our management was initially presented to our management by an unaffiliated financial advisor in October 2010.  At that time, our management determined that it would not pursue an externalization transaction.  In 2011 as more mortgage REITs similar to us were externally managed, our management revisited the idea of a management externalization.  A number of other unaffiliated financial advisors also approached us to discuss externalization.  Our management initially discussed an externalization transaction with our board of directors in a preliminary manner in December 2011.  In May 2012, our management and board of directors had further discussions with respect to an externalization transaction; however, no proposal to externalize management was made at such time.  Following a number of discussions between our management and the independent members of our board of directors in the subsequent months, our management formally proposed an externalization transaction to the independent members of our board of directors in December 2012.

Accordingly, during 2012 and through March 2013, in light of existing market conditions and other factors, our investment objectives and strategy, our status as a REIT and the potential benefits of the externalization, the independent members of our board of directors undertook a detailed analysis of whether we should consider externalizing our management.  In February 2013, the independent members of our board of directors engaged Credit Suisse as their financial advisors and King & Spalding LLP as their legal advisors.  The independent members of our board of directors engaged in discussions with our executive officers to determine their willingness to become employed directly by the Manager and, in the case of our executive officers, terminate their employment agreements with us.  In addition, the independent members of our board of directors reviewed and negotiated the terms of the management agreement with representatives of the Manager.  In so doing, they examined carefully the terms of the management agreements of our peers and compared them to the terms of the management agreement. The independent members of our board of directors further examined our ability to enforce the terms of the management agreement against the Manager and, in particular, our ability to enforce representations and warranties and covenants that are in the management agreement.  The independent members of our board of directors met a number of times with their financial and legal advisors.  The independent members of our board of directors and our management had initially agreed that the proceeds of any sale of the Manager would be paid to us.  However, we subsequently determined based on further advice from certain of our external advisors, that for tax and accounting reasons the proceeds of any sale of the Manager would be paid to the Manager and not us.  The management agreement provides that if the Manager is sold without the consent of the independent members of our board of directors, the management agreement will automatically terminate without payment by us of a termination fee.

During the past several years, a number of changes have occurred in our business and in the market that the independent members of our board of directors believe makes it desirable for us to externalize our management functions. Specifically, our board of directors believes that as an externally managed REIT, we may be more attractive to certain investors and market analysts as the management fee, which replaces our compensation expenses, may be easier to compare to that of our public competitors, the majority of which are externally managed.  As such, we may enjoy enhanced market perceptions through the ability of investors to compare us more directly with our competitors.  Our executive officers have agreed to terminate their existing employment agreements with us, eliminating a substantial cost that we would incur if we terminated those agreements without their consent.  We believe we will benefit from externalizing our management functions under a management contract that bases the management fee only on a percentage of our stockholders’ equity, with no fees tied to performance thresholds.  This is a structure that has been adopted by many of our peers and that appears to have found acceptance in the investment community.  Additionally, we believe that this fee structure is more favorable than if it were based on total assets under management, which could potentially incentivize an external manager to excessively leverage assets under management in an attempt to increase short term incentive payouts.

After reviewing a significant amount of information available to them at a series of meetings and in consultation with Credit Suisse, the financial adviser to the independent members of our board of directors, at a meeting held on March 14, 2013, our independent directors, without the participation of board members who are or are related to members of management, determined that the Management Externalization Proposal is fair to, and in the best interests of, our company and our stockholders.

If the Management Externalization Proposal is approved by our stockholders, our management will be conducted by the Manager through authority delegated to it under the management agreement, subject to the supervision and direction of our board of directors.  We anticipate that, if it is approved, the external management arrangement will begin on July 1, 2013.  However, the management fee will apply to all of 2013 and we will receive credit against the management fee for compensation expense we have incurred during the portion of 2013 before the management agreement takes effect.

Board of Directors Review of the Management Externalization Proposal

In reaching the determination that the Management Externalization Proposal is fair to, and in the best interests of, us and our stockholders, the independent members of our board of directors reviewed a significant amount of information, including the material terms of certain publicly available management agreements between various externally managed mortgage REITs and their respective external managers, consulted with our management as well as its outside legal counsel and financial advisor, and considered our short term and long term interests.  The factors considered by the independent members of our board of directors include the following:

●
The fact that if the management agreement had been in effect in 2010, 2011 and 2012, our costs (including tax costs) in those years would have been, respectively, $83.5 million, $104.4 million and $48.0 million lower than they were.

●
Our belief that when comparing the management fee to our annual compensation expenses for 2012, implementing the Management Externalization Proposal would result in savings over the next five years with an estimated net present value of approximately $210.9 million.  This estimate assumes stockholders’ equity is equivalent to stockholders’ equity as of December 31, 2012, calculated as defined in the section “Management Fee”, and remains constant for the five year period. This estimate uses a 5% discount rate. This estimate also assumes that annual compensation expenses would have remained what they were in 2012.

●	The certainty that a percentage cap on the management fee provides our stockholders.

●
Our belief that the terms and conditions of the management agreement compare favorably to those that our peers are subject to, including having the lowest fixed management fee as a percentage of stockholders’ equity and effectively capping our compensation costs at 1.05% of stockholders’ equity.

●
The capping of our compensation costs at 1.05% of stockholders’ equity also provides certainty to our stockholders that our compensation costs as a percentage of stockholders’ equity will not increase as we diversify our investment portfolio beyond Agency mortgage-backed securities and debentures by allocating up to 25% of our stockholders’ equity to assets other than Agency mortgage-backed securities and debentures.  Management fees as a percentage of stockholders’ equity are generally higher for externally managed REITs that invest in assets other than Agency mortgage-backed securities, and capping our compensation costs at 1.05% of stockholders’ equity provides savings to our stockholders, as compared to comparable externally managed REITs, as we diversify a portion of our investment portfolio into these additional asset classes.

●
Our expectation that shareholders will have the benefit of the compensation savings created by the externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee.

●
The greater anticipated ability to retain the proven expertise and substantial experience of our executive officers who we believe are critical to our successful performance in the future and a greater anticipated ability to retain and develop executives as part of our executive succession planning.  Our anticipation is based on our belief that the Manager will be better able to structure its employment retention and development programs under the same regulatory and disclosure framework as our public competitors, the majority of which are externally managed, as well as private competitors such as hedge funds and other asset managers.

●	The greater anticipated stability and predictability of annual expenses and cost savings resulting from an externally managed company.

●	Our belief that this will improve the efficiency and alignment of management responsibilities for our various business lines.

●
Our belief that this fee structure is more favorable than if it were based on total assets under management, which could potentially incentivize an external manager to excessively leverage assets under management in an attempt to increase short term incentive payouts.

●	The alignment of shared performance goals through our adoption of stock ownership requirements for certain of our executive officers.

●
Our board of directors is aware that a number of our peers are externally managed pursuant to management agreements between those companies and external managers. This is a trend that has continued during the past several years with respect to a number of recently formed mortgage REITs.   For example, since January 2009 sixteen mortgage REITs have conducted initial public offerings.  Fifteen of these companies have been externally managed.  In addition, an internally managed REIT has converted to an externally managed REIT.

●
Our board of directors believes that as an externally managed REIT, we may be more attractive to certain investors and market analysts as the management fee, which replaces our compensation expenses, may be easier to compare to that of public competitors, the majority of which are externally managed.  As such, we may enjoy enhanced market perceptions through the ability of investors to compare us more directly with our competitors.

●	The elimination of the non-deductibility, under the Internal Revenue Code Section 162(m), of compensation expense relating to certain payments made to certain of our executive officers.

●
Credit Suisse’s review with the independent directors of certain of the material terms of certain publicly available management agreements between various externally managed mortgage REITs and their respective external managers, as summarized below in the section “Review Provided by Credit Suisse”.

Our independent members of our board of directors considered certain factors which could, as a result of the Management Externalization Proposal, negatively affect our company and our stockholders. These factors included the following:

●	We would be responsible for paying the management fee irrespective of our performance (unless we terminate the management agreement) .

●
The possibility that the financial markets will not view the Management Externalization Proposal in a positive light and that the consummation of the proposal could have a negative effect on the market price of our common stock.

●	The management agreement may reduce long-term flexibility to manage operating expense levels.

●	The reduced transparency in individual named executive officer compensation.

While the independent members of our board of directors considered all of the above factors, it did not make specific determinations with respect to each of the factors and did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Rather, the independent members of our board of directors made its judgment with respect to the Management Externalization Proposal based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

In considering the recommendation of the independent members of our board of directors with respect to the Management Externalization Proposal, our stockholders should also consider that the Manager is owned by our management.  The proceeds of any sale of the Manager will be paid to the owners of the Manager (and not us), whether or not the sale is consummated with the consent of the independent members of our board of directors, but the management agreement will automatically terminate if any such sale is consummated without the consent of the independent members of our board of directors.  In addition, the owners of the Manager will be entitled to receive any profit the Manager earns from the management fee either in the form of distributions by our Manager or increased value of their ownership interests in the Manager. This may cause our management to have interests in the Management Externalization Proposal that conflict with our interests and those of our stockholders who have no interest in the Manager.  None of our independent directors are affiliated with the Manager.

In order to attempt to ensure that these interests would not result in any actual or perceived conflicts with the duties of our independent directors, our board of directors deliberated regarding the Management Externalization Proposal in executive session without the participation of board members who are also members of management and who have interests in the Management Externalization Proposal.

Management Agreement Peer Comparison

The independent members of our board of directors believe the terms and conditions of the management agreement compare favorably to the terms and conditions that currently exist between our peers and their respective external managers.  The following table compares the key terms and conditions of our proposed management agreement to our peers.

	Peer Median(1)	Our Proposal
Base management fee(2)	1.50%	1.05%
Initial Term	3.0 years	1.5 years
Termination fee	3.0x last 2 years average annual management fee	None
Ownership of manager	Management / Sponsor	Management
Beneficiary of manager sale	Management / Sponsor	Management
Executive officers stock ownership requirement	None	6.0x base salary

(1)
Peers include Two Harbors Investment Corp., Invesco Mortgage Capital Inc., PennyMac Mortgage Investment Trust, American Capital Mortgage Investment Corp., AG Mortgage Investment, Apollo Residential Mortgage, Inc., Western Asset Mortgage Capital Corporation, Javelin Mortgage Investment Corp., American Capital Agency Corp., Hatteras Financial Corp., ARMOUR Residential REIT, Inc., Anworth Mortgage Asset Corp., Starwood Property Trust, Inc., Colony Financial, Inc., Resource Capital Corp., Apollo Commercial Real Estate Finance, Inc., Ares Commercial Real Estate Corp., and Newcastle Investment Corp.

(2)	As a percentage of stockholders’ equity and includes those peers that calculate management fees based on a sliding scale.

Certain of these material terms reviewed with the independent directors by Credit Suisse are summarized below in the section “Review Provided by Credit Suisse”.

Potential Cost Savings

The independent members of our board of directors carefully evaluated whether it believed externalization would save our stockholders money.  After reviewing a substantial amount of information regarding the historical costs associated with our compensation and benefits, our general and administrative expenses (“G&A”) and our loss of deductions due to Section 162(m) of the Internal Revenue Code, the independent members of our board of directors determined that we potentially could save significant amounts if we affected the externalization.

We estimate that had we implemented the Management Externalization Proposal in 2010, we would have had the following savings for the years ended December 31, 2012, 2011 and 2010 of $48.0 million, $104.4 million and $83.5 million, respectively.

Our estimates are based on the following table which shows our historical compensation for those years compared to the expected pro-forma costs and savings under the management agreement:

Pro Forma Comparison
(dollars in millions)

Year	Actual				Pro Forma

	Total Compensation Expense	Section 162(m) Tax Expense(1)	Other G&A	Total(2)	Management Fee(3)	Other G&A	Total	Pro Forma Savings(4)
2010	$147.0	$28.9	$24.5	$200.4	$92.4	$24.5	$117.0	$83.5
2011	206.3	44.1	31.1	281.4	145.9	31.1	177.0	104.4
2012	190.7	22.3	44.9	257.9	165.0	44.9	209.9	48.0

(1)	The amounts in this column include the cost to us of lost tax deductions for the covered years as a result of the limitation on tax deductions imposed by Internal Revenue Code Section 162(m).
(2)
This column includes compensation, and the loss to us of Section 162(m) tax deductions relating thereto in 2010 and 2011, with respect to Michael Farrell, our co-founder and former Chairman of the Board, Chief Executive Officer and President, who died in October 2012.  Such amounts totaled $36.0 million, $53.7 million and $32.0 million for 2010, 2011 and 2012, respectively.

(3)	1.05% of average stockholders’ equity as defined in the management agreement, see “Proposal 2 – Management Externalization Proposal – The Management Externalization Proposal – Management Fee.”
(4)
Amounts in this column reflect expected pro-forma savings to us for the covered years related to the lower compensation under the management fee as well as tax deductions that would not have been lost as a result of Internal Revenue Code Section 162(m) had the Management Externalization Proposal been in effect during the covered years.  Pro forma savings for 2012 would have been larger had we paid our executive officers their targeted bonus amounts, which are described in a table in the “Compensation Discussion and Analysis” section of this proxy statement.

The tables below present, as a percentage of average stockholders’ equity (calculated as defined in the management agreement, see “Proposal 2 – Management Externalization Proposal – The Management Externalization Proposal – Management Fee”) and average assets, (1) actual compensation expenses, Section 162(m) tax expense and other G&A and (2) pro forma compensation expense (which consists of the management fee), Section 162(m) tax expense and other G&A under the management agreement over the last three years.

Percentage of Average Stockholders’ Equity(1)

Year	Actual				Pro Forma

	Compensation Expense	Section 162(m) Expense	Other G&A	Total	Management Fee	Other G&A	Total
2010	1.67%	0.33%	0.28%	2.28%	1.05%	0.28%	1.33%
2011	1.48%	0.32%	0.22%	2.03%	1.05%	0.22%	1.27%
2012	1.21%	0.14%	0.29%	1.64%	1.05%	0.29%	1.34%

(1)	Calculated as defined in the management agreement, see “Proposal 2 – Management Externalization Proposal – The Management Externalization Proposal – Management Fee.”

Percentage of Average Assets

Year	Actual				Pro Forma

	Compensation Expense	Section 162(m) Expense	Other G&A	Total	Management Fee	Other G&A	Total
2010	0.19%	0.04%	0.03%	0.26%	0.12%	0.03%	0.15%
2011	0.20%	0.04%	0.03%	0.28%	0.14%	0.03%	0.18%
2012	0.15%	0.02%	0.04%	0.20%	0.13%	0.04%	0.17%

We believe that when comparing the management fee to our annual compensation expenses for 2012, implementing the Management Externalization Proposal would result in savings over the next five years with an estimated net present value of approximately $210.9 million.  This estimate assumes stockholders’ equity is equivalent to stockholders’ equity as of December 31, 2012, calculated as defined in the section “Management Fee”, and remains constant for the five year period. This estimate uses a 5% discount rate. This estimate also assumes that annual compensation expenses would have remained what they were in 2012.

Failure to Approve the Management Externalization Proposal

If our stockholders do not approve the Management Externalization Proposal, we will continue to operate within our current structure as an internally managed company and our executive officers’ employment agreements will not be terminated.

The Management Agreement

The management agreement requires our Manager to manage our and our subsidiaries’ business affairs in conformity with the policies and the asset guidelines that are approved and monitored by our board of directors.  Our Manager’s role as manager is under the supervision and direction of our board of directors.  Our Manager would at all times be subject to the supervision and direction of our board of directors and would be responsible for, among other things (i) the selection, purchase and sale of assets for our investment portfolio; (ii) recommending to the board of directors alternative forms of capital raising; (iii) supervising our financing and hedging activities; and (iv) day to day management functions.  The Manager would perform such other supervisory and management services and activities relating to our assets and operations as may be appropriate or may be requested by our board of directors.  Our Manager is responsible for our management and supervising and causing to be performed such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

●
serving as our consultant with respect to the periodic review of the investment criteria and parameters for our assets, borrowings and operations, any modifications to which will be approved by a majority of our independent directors;

●
investigating, analyzing and selecting possible asset acquisition opportunities and overseeing our acquiring, financing, retaining, selling, restructuring, or disposing of assets consistent with our asset guidelines;

●
with respect to prospective purchases, sales, or exchanges of assets, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

●	advising our board of directors with respect to alternative forms of capital raising;
●
negotiating and entering into, on our behalf, repurchase agreements, securitizations, commercial paper, CDOs, warehouse facilities, interest rate swap agreements and other agreements and instruments required for us to conduct our business;

●
engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services that may be required relating to our operations or assets (or potential assets);

●	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government or other governments;
●	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all relationships with the joint venture or co-investment partners;
●
providing our management personnel, including a Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer and Chief Operating Officer, along with other management personnel, to provide the management services to be provided by our Manager to us;

●	providing administrative personnel, office space and office services required in rendering services to us;
●
administering our day-to-day operations and performing and supervising the performance of such other administrative functions as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

●
communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

●	counseling our board of directors in connection with policy decisions to be made by it;
●
evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, consistent with our status as a REIT, and with the asset guidelines;

●
counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the company to qualify for taxation as a REIT;

●
counseling us regarding asset holdings in order for us not to fall within the definition of “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) or otherwise satisfying an exemption or exclusion from the 1940 Act and monitoring compliance with the requirements for maintaining an exemption from the 1940 Act and using commercially reasonable efforts to cause the company to maintain such exemption from registration as an investment company under the 1940 Act;

●
assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

●	furnishing reports and statistical and economic research to us regarding our activities and the services performed for us by our Manager;
●
monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

●
investing and re-investing any moneys and securities of ours (including investing in short term financial instruments pending investment in other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

●
causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

●	assisting us to qualify to do business in applicable jurisdictions and to obtain and maintain all appropriate licenses;
●	assisting us in establishing any new subsidiaries, which may be taxable REIT subsidiaries or qualified REIT subsidiaries;
●
assisting us in complying with regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or by the NYSE and any other securities exchanges or quotation systems on which our stock may be traded or quoted;

●
assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code applicable to REITs;

●
placing, or arranging for the placement of, orders for securities transactions in accordance with the Manager’s asset determinations, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

●
handling and resolving claims, disputes or controversies (including litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than disputes between the Manager and us), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

●
using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

●
representing us and making recommendations to us in connection with the purchase and financing of, and commitments to purchase and finance, mortgage loans (including portfolios of real estate loans), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale of, and commitment to sell, such assets;

●
advising us with respect to, and structuring long term financing vehicles for, our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financings;

●	providing us with portfolio management and monitoring services;
●
serving as our consultant with respect to decisions regarding financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our objectives; and (2) advising us with respect to obtaining appropriate financing for our assets;

●
arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

●
performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under particular circumstances; and

●	using commercially reasonable efforts to cause us to comply with applicable laws.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations.  Our Manager, its officers, members, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members, managers, directors, officers, employees, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager or those other persons not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers and employees and any person who controls us or whom we control with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager.  For the avoidance of doubt, our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of our asset guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price).  Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer, Chief Investment Officer, Chief Financial Officer, Chief Legal Officer and Chief Operating Officer, along with other management personnel to provide the management services the Manager is required to provide to us, the members of which are required to devote their full business time, energy, and ability to the management of us and our subsidiaries as our board of directors deems necessary and appropriate commensurate with the level of activity of us and our subsidiaries from time to time.  As part of the externalization, the employment agreements of our executive officers will be terminated and our executive officers will become employees of the Manager.  We would take such other actions as are reasonably necessary to implement the externalization.

The Manager

If the Management Externalization Proposal is approved, our Manager will be responsible for paying all compensation expense associated with managing us and our subsidiaries.  We will be managed by the Manager through the authority delegated to it under the management agreement and pursuant to the policies established by our board of directors from time to time.  The Manager is not paying consideration to us for entering into the management agreement with us.

If the Management Externalization Proposal is approved, our Manager would employ all of our executives, including: Wellington J. Denahan, Kevin G. Keyes, Kathryn F. Fagan, R. Nicholas Singh, and James P. Fortescue.  Effective upon the implementation of the externalization, each of those persons would cease to be employees of Annaly and would become employees of the Manager, but would continue to be executive officers of Annaly in their current positions.  Because they would be employees of the Manager, not of us, we would not pay any compensation to them.  We expect that most of our employees will become employees of our Manager.  For regulatory and corporate efficiency reasons, we may retain certain employees as employees of our subsidiaries; however, all compensation expenses associated with such employees will reduce the management fee.

The management agreement provides that the Manager is prohibited from managing, operating, joining, controlling, participating in, or advising any real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities in any geographical region in which we engage in such business.  Additionally, Wellington J. Denahan, Kevin G. Keyes, Kathryn F. Fagan, R. Nicholas Singh and James P. Fortescue will enter into employment contracts with our Manager which prohibit them from competing with us for one year after their employment terminates if they are terminated for cause or they voluntarily terminate their employment with the Manager (other than for good reason).

The management agreement provides that if the Manager is sold without the consent of the independent members of our board of directors, the management agreement will automatically terminate without payment by us of a termination fee.

Stock Ownership Requirements

If the Management Externalization Proposal is approved, the executive officers provided to us by the Manager would be required to own an amount of our shares of common stock equal to at least 6 times their 2012 base salary: Wellington J. Denahan, Kevin G. Keyes, Kathryn F. Fagan, R. Nicholas Singh and James P. Fortescue.  These executive officers will each have three years from the date we instituted the stock ownership requirements to meet these ownership requirements.  For purposes of this stock ownership requirement, vested shares from any restricted share grants are included in the amount of our shares of common stock that an executive officer owns.

The following table sets forth the number of shares of common stock and the aggregate values of such shares (based on the closing market price of our common stock on March 11, 2013, which was $15.31 per share) held at March 11, 2013, the amount of the ownership requirement and the amount to be purchased over the next three years for Wellington J. Denahan, Kevin G. Keyes, Kathryn F. Fagan, R. Nicholas Singh and James P. Fortescue.

Beneficial Owner	Number of Shares of Common Stock	Aggregate Share Value as of March 11, 2013	Ownership Requirement	Amount to be Acquired Over 3 Years
Wellington J. Denahan	913,263	$13,982,056	$18,000,000	$4,017,943
Kevin G. Keyes	200,000	$3,062,000	$4,500,000	$1,438,000
Kathryn F. Fagan	290,482	$4,447,279	$7,200,000	$2,752,721
R. Nicholas Singh	162,815	$2,492,697	$4,500,000	$2,007,302
James P. Fortescue	135,261	$2,070,845	$4,500,000	$2,429,154

Management Fee

In exchange for providing management, the Manager will receive a monthly management fee in an amount equal to 1/12th of 1.05% of stockholders’ equity, as described below.

For purposes of calculating the management fee, our consolidated stockholders’ equity for a month will be based on our consolidated stockholders’ equity at the end of the most recently completed calendar quarter and calculated as the sum of the net proceeds from any issuances of our equity securities since inception less any amount we pay for repurchases of our equity securities (determined as of the most recent month end), plus our consolidated retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any unrealized gains, losses or other items that do not affect realized net income. This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The management fee is payable without regard to our performance (except to the extent it affects our stockholders’ equity).  Our Manager will use the proceeds from its management fee to pay compensation to its officers and employees as well as our subsidiaries’ employees.

The Manager’s management fee will be calculated by the Manager within five days after the end of each month and such calculation shall be promptly delivered to us. Since we are calculating the management fee based on our consolidated stockholders’ equity at the end of most recently completed calendar quarter, we and the Manager will reconcile the management fee at the end of each calendar quarter so that the actual management fee paid for each calendar quarter is based on the actual stockholders’ equity for that quarter (as adjusted as described above).  We will not pay any management fee with respect to accrued dividends.  We are obligated to pay the management fee for a month in cash within five business days after delivery to us of the Manager’s written statement setting forth the computation of the management fee for such month.

Annaly will have no employees following the externalization, however, some of the employees of our subsidiaries may for regulatory or corporate efficiency reasons remain as employees of our subsidiaries; however, all compensation expenses associated with such employees will reduce the management fee.

Savings Commencing as of January 1, 2013

While the Manager would commence performance of the management of our company on July 1, 2013, our shareholders will have the benefit of the compensation savings created by the externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee.  After the management agreement takes effect, the Manager and our Chief Financial Officer will prepare a pro forma calculation that calculates a pro forma management fee, which will be the management fee as if we were managed by the Manager from January 1, 2013 until July 1, 2013.  We will pay the Manager in July 2013 an amount equal to the pro forma management fee minus the actual amount of cash compensation paid to all of our employees (and employees of our subsidiaries) from January 1, 2013 until July 1, 2013.

Reimbursement of Expenses

We will pay directly, or reimburse the Manager, for all of our expenses and all the Manager’s documented expenses incurred on our behalf, other than compensation and benefits related to any and all personnel of the Manager and costs of insurance with respect to such personnel (other than certain liability insurance as described below).  The costs and expenses required to be paid by us include, but are not limited to:

●	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of assets;
●	costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us and our subsidiaries by third party providers retained by the Manager;
●	the compensation of the independent directors and expenses of our directors and the cost of liability insurance to indemnify our directors and officers, our subsidiaries and the Manager;
●
costs associated with the establishment and maintenance of any credit facilities or other indebtedness for us and our subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings by us and our subsidiaries;

●
expenses connected with communications to holders of our securities or our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies;

●
the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange or other market center and the fees payable by us to any such exchange in connection with our listing;

●	costs of preparing, printing and mailing our annual report to its stockholders and proxy materials with respect to any meeting of our stockholders;
●	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used solely by us and our subsidiaries;
●
expenses incurred by managers, officers, employees and agents of the Manager for travel on behalf of us and our subsidiaries and other out-of-pocket expenses incurred by directors, managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of assets or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings by us and our subsidiaries;

●	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
●	compensation and expenses of the custodian and transfer agent for us and our subsidiaries, if any;
●	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
●	all taxes and license fees;
●
all insurance costs incurred in connection with the operation of our business and that of our subsidiaries except for the costs attributable to certain insurance that the Manager elects or is required under the management agreement to carry for itself and its employees and employees of ours and our subsidiaries who remain employees thereof for regulatory or corporate efficiency reasons;

●	costs and expenses incurred in contracting with third parties for the servicing and special servicing of assets of ours and our subsidiaries;
●
all other costs and expenses relating to the business and investment operations of ours and our subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

●
expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us and our subsidiaries or assets separate from the office or offices of the Manager;

●
expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of the holders of our  securities or those of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

●
any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any of our subsidiaries, or against any trustee, director or officer of ours or of any of our subsidiaries in his or her capacity as such for which we or any of our subsidiaries is required to indemnify such trustee, director or officer by any court or governmental agency;

●
all rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of us, our subsidiaries, the Manager and its affiliates required for our operations and our subsidiaries; and

●	all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under the management agreement.

Management Agreement Term

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2014 and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below.

Two-thirds of our independent directors or the holders of a majority of the outstanding shares of common stock would be able to terminate the management agreement for any or no reason, at any time upon one hundred eighty (180) days prior written notice.  The Manager would also be able to terminate the management agreement upon one hundred eighty (180) days prior written notice.

There is no termination fee for a termination of the management agreement by either us or the Manager.

We may also terminate the management agreement effective immediately upon written notice from us to the Manager, upon:

●
our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to begin to cure such breach within 30 days of the written notice);

●	our Manager’s fraud, misappropriation of funds, or embezzlement against us;
●	our Manager’s gross negligence in the performance of duties under the management agreement;
●
the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition; or

●	the dissolution of our Manager.

In addition, the management agreement provides for automatic termination upon a sale of the Manager without the prior consent of the independent members of our board of directors.

Our Manager may terminate the management agreement effective immediately upon written notice in the event that we default in the performance or observance of any material term, condition or covenant contained in the management agreement and such default shall have continued for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.  Our Manager may also terminate the management agreement in the event we become required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement.  Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors.

Review Provided by Credit Suisse

The independent members of our board of directors engaged Credit Suisse to act as their financial advisor in connection with any externalization.   In that capacity, in a series of meetings, including the meeting on March 14, 2013 at which the Management Externalization Proposal was approved, Credit Suisse reviewed with the independent directors certain of the material terms of certain publicly available management agreements between the following externally managed mortgage REITs and their respective external managers.

●	Two Harbors Investment Corp.,
●	Invesco Mortgage Capital Inc.,
●	PennyMac Mortgage Investment Trust,
●	American Capital Mortgage Investment Corp.,
●	AG Mortgage Investment Trust,
●	Apollo Residential Mortgage, Inc.,
●	Western Asset Mortgage Capital Corporation,
●	Javelin Mortgage Investment Corp.,
●	ZAIS Financial Corp.,
●	American Capital Agency Corp.,
●	Hatteras Financial Corp.,
●	ARMOUR Residential REIT, Inc.,
●	Anworth Mortgage Asset Corporation,
●	Starwood Property Trust, Inc.,
●	Colony Financial, Inc.,

●	Resource Capital Corp.,
●	Apollo Commercial Real Estate Finance, Inc.,
●	Ares Commercial Real Estate Corporation, and
●	Newcastle Investment Corp.

Credit Suisse reviewed with the independent directors the annual base management fees payable by these externally managed mortgage REITS (as a percentage of their stockholders’ equity) to their respective external managers, the initial term of their respective management agreements and the respective termination fees payable in connection with the termination of such management agreements as a multiple of trailing average annual management fees).

The following table summarizes the information reviewed by Credit Suisse.

	Mean	Median	High	Low

Base management fee	1.40%	1.50%	1.50%	0.65%*
Initial Term	3.2 years	3.0 years	10 years	2 years
Termination fee multiple	3.0x	3.0x	4.0x	3.0x
*
Implied based on a sliding scale base management fee structure reflected in the applicable management agreement and the applicable REIT’s stockholders’ equity based on its most recent publicly available balance sheet.  The lowest fixed base management fee observed by Credit Suisse was 1.20%.

Credit Suisse’s review was based on publicly-available information through March 14, 2013.  In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. Credit Suisse was not requested to, and it did not, recommend the specific terms of the proposed management agreement, which terms were determined through negotiations between the independent members of our board of directors and the Manager, and the decision to recommend the Management Externalization Proposal to our shareholders was solely that of the independent members of our board of directors.  Credit Suisse’s review was only one of many factors considered by the  independent members of our board of directors in their evaluation of the proposed management agreement and should not be viewed as determinative of the views of the independent members of our board of directors with respect to the proposed management agreement or the terms thereof.

The summary of Credit Suisse’s review set forth above does not purport to be a complete summary of all advice and other communications made by Credit Suisse to the independent members of our board of directors.

Credit Suisse’s review was provided to the independent directors (in their capacity as directors of Annaly) for their information in connection with their evaluation of the proposed management agreement with the Manager and did not address the business decision of Annaly to proceed with the proposed externalization. Credit Suisse’s review does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the Management Externalization Proposal.  Credit Suisse did not express any opinion or view as to the prices at which shares of our common stock would trade at any time.

Credit Suisse will receive a customary fee for its services payable upon the filing by us of a definitive proxy statement regarding the Management Externalization Proposal with the Securities and Exchange Commission. In addition, we have agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of or relating to its engagement.

Credit Suisse and its affiliates have in the past provided and are currently providing investment banking and other financial services to us and our affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, during the past two years, having acted as an underwriter on issuances of our common and preferred equity and convertible senior notes in that time period; having entered into repurchase agreements and interest rate swaps with Annaly and its affiliates; having advised CreXus Investment Corp. (“CreXus”), an affiliate of Annaly, on its acquisition of a portfolio of commercial real estate assets from Barclays Capital Real Estate Inc. in 2011; having acted as an underwriter on CreXus’s common stock offering in 2011; and having provided certain financial advisory services to us and our affiliates. In 2012, we entered into a Distribution Agency Agreement to sell shares of our common stock from time to time through Credit Suisse as our sales agent. We did not make any sales under such Distribution Agency Agreement in 2012. Credit Suisse and its affiliates may in the future provide financial advice and services, to us and our affiliates for which Credit Suisse and its affiliates would expect to receive compensation.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers our equity, debt and other securities and financial instruments (including bank loans and other obligations).

Conflicts of Interest

The Manager is owned by our management.  Owners of the Manager will be entitled to receive any profit the Manager earns from the management fee we pay to our Manager either in the form of distributions by our Manager or increased value of their ownership interests in the Manager. This may cause our management to have interests in the Management Externalization Proposal that conflict with our interests and those of our stockholders.  Our executive officers will be employed by the Manager and also may have interests in the Management Externalization Proposal that conflict with our interests and those of our stockholders who have no interest in the Manager.

Regulatory Matters

We are not aware of any material approval or other action by any state, federal or foreign governmental agency that would be required prior to the consummation of the Management Externalization Proposal in order to effect the externalization or of any license or regulatory permit that is material to our business or the business of the Manager and which is likely to be adversely affected by the consummation of the Management Externalization Proposal.

Implications on “Say on Pay” Votes of the Management Externalization Proposal

If the Management Externalization Proposal is approved, our Manager will be responsible for paying all compensation expense associated with managing us and our subsidiaries.  We will pay our Manager a management fee and our Manager will use the proceeds from the management fee to pay compensation to its officers and personnel, including our executive officers.  Our Manager will make all decisions relating to the compensation of our executive officers based on such factors as our Manager may determine are appropriate.

If the Management Externalization Proposal is approved, we do not expect to report in our future proxy statements the compensation paid to the employees of the Manager (including our current executive officers) other than any compensation paid by us to our named executive officers during 2013 prior to the effectiveness of the Management Externalization Proposal.

Notwithstanding that we will not pay our executive officers any cash compensation, our board of directors has determined that it will hold the “say-on-pay” advisory vote on an annual basis with respect to the management fee we pay.

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee of our board of directors regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when reviewing the amount of the management fee we pay to the Manager.

Risk Factors

The management agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

Because the Manager is owned by members of our management, the management agreement was developed by related parties, and our independent directors, who were responsible for protecting our and our stockholders’ interests with regard to the management agreement, did not have the benefit of arm’s-length advice from our executive officers.  The terms of the management agreement, including fees payable, may not reflect the terms we may have received if it was negotiated with an unrelated third party.  In addition, particularly as a result of our relationship with the principal owners and employees of the Manager, our directors may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

There may be conflicts of interest between us and our executive officers.

The Manager is owned by members of our management.  The owners of the Manager will be entitled to receive any profit from the management fee we pay to our Manager either in the form of distributions by our Manager or increased value of their ownership interests in the Manager.  This may cause our management to have interests in the Management Externalization Proposal that conflict with our interests and those of our stockholders.

We will be dependent upon the Manager who will provide services to us through the management agreement and we may not find suitable replacements for our Manager if the management agreement is terminated or the Manager’s key personnel are no longer available to us.

The Manager will be responsible for making all of our investment decisions. We believe that the successful implementation of our investment and financing strategies will depend upon the experience of certain of the Manager’s officers and employees.  None of these individuals’ continued service is guaranteed. If the management agreement is terminated or these individuals leave the Manager, the Manager or we may be unable to replace them with persons with appropriate experience, or at all, and we may not be able to execute our business plan.

The management fee is payable regardless of our performance.

The Manager will receive a management fee from us that is based on a percentage of our stockholders’ equity, regardless of the performance of our investment portfolio (except to the extent that that performance affects our stockholders’ equity).  For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. The Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to provide attractive risk-adjusted returns for our investment portfolio.  This in turn could harm our ability to make distributions to our stockholders and the market price of our common stock.

The fee structure of the management agreement may limit the Manager’s ability to retain access to its key personnel.

The management agreement does not provide the Manager with an incentive management fee that would pay the Manager additional compensation as a result of meeting or exceeding performance targets.  Some of our externally managed competitors pay their managers an incentive management fee, which could enable the manager to provide additional compensation to its key personnel.  Thus, the lack of an incentive fee in the management agreement may limit the ability of the Manager to provide key personnel, with additional compensation for strong performance, which could adversely affect the Manager’s ability to retain these key personnel.  If the Manager were not able to retain any of the key personnel that will be providing services to the Manager, it would have to find replacement personnel to provide those services.  Those replacement key personnel may not be able to produce the same operating results as the current key personnel.

If the Management Externalization Proposal is approved our future proxy statements will not include disclosure of the compensation paid by our Manager to our executive officers.

If the Management Externalization Proposal is approved, we do not expect to report in our future proxy statements the compensation paid to the employees of the Manager (including our current executive officers) other than any compensation paid by us to our named executive officers during 2013 prior to the effectiveness of the Management Externalization Proposal.  Because our future proxy statements will not include disclosure of the compensation paid by our Manager to our named executive officers (who will be employees of the Manager), stockholders will have less transparency into the amount of compensation paid to such officers.

Conflicts of interest could arise in connection with our executive officers’ fiduciary duties.

If the Management Externalization Proposal is approved, our current executive officers will become employees of the Manager while continuing to be executive officers of Annaly.  Our executive officers, by virtue of their positions, have fiduciary duties to our company and our stockholders.  The duties of our executive officers to us and our stockholders may come into conflict with the interests of such officers in their capacities as employees of the Manager.

THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS HAVE DETERMINED THAT THE MANAGEMENT EXTERNALIZATION PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR COMPANY AND OUR STOCKHOLDERS. ACCORDINGLY, THE INDEPENDENT MEMBERS OF OUR BOARD OF DIRECTORS RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MANAGEMENT EXTERNALIZATION PROPOSAL.

PROPOSAL 3 APPROVAL OF A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Our board of directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters.  We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act.  The stockholder vote will not be binding on us or the board of directors, and it will not be construed as overruling any decision by us or the board of directors or creating or implying any change to, or additional, fiduciary duties for us or the board of directors.

Our board of directors believes that our compensation is directly linked to our principal business objective of generating income for our stockholders.  Our compensation programs are designed to reward employees for achieving outstanding performance in our key metrics, which are our dividends and total shareholder return; to attract and retain world class talent; and to align compensation with the long term interests of our shareowners.  We also believe that as an employee’s level or responsibility increases, so should the proportion of performance based compensation. As a result, our executive compensation programs closely tie pay to performance.

Individual performance assessments for each executive officer were determined at the discretion of the compensation committee in close consultation with our CEO (except when her own performance assessment is being determined). The CEO’s executive officer performance assessment recommendations were based on an overall subjective assessment of each officer’s performance and no single factor was determinative in setting bonus levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our executive officers. The compensation committee evaluates our executive officers based on their overall performance, impact and results, as well as their demonstration of strong leadership, long term vision, effective execution and management capabilities.

As described under “Compensation Discussion and Analysis” our board of directors believes that our compensation is directly linked to our principal business objective of generating income for our stockholders as follows:

●
Each executive has a targeted aggregate cash compensation which is calculated as a percentage of our stockholders’ equity.  We believe that only successful performance by our management will increase the value of our stockholders’ equity and, therefore, ties compensation for our executive officers to our performance.

●
Because we pay at least 90% of our earnings to stockholders as dividends, unlike most companies, we cannot grow our business and our stockholders’ equity by reinvesting our earnings.  Rather, our growth in stockholders’ equity is dependent on sequential access to the capital markets.  This places a unique market discipline on us since we are able to access the capital markets only if the markets believe our performance warrants it.

●
Our compensation committee takes into consideration a number of factors related to our performance, as well as the performance of the individual executive.  In particular, in considering whether to approve any bonuses, the compensation committee considers our increase in assets under management, earnings per share, profitability, overall economic conditions as well as competitive practices among our competitors in the portfolio management business.  The compensation committee also considers the individual efforts made by the executive in achieving overall company goals.

For these reasons, the board of directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and shareholders are asked to ratify the selection at the Annual Meeting.

We expect that representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

Ernst & Young first audited our financial statements beginning with the year ended December 31, 2012.  During this time, Ernst & Young and its affiliated entities performed accounting and auditing services for us.  On March 13, 2012, our audit committee approved the dismissal of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm and appointed Ernst & Young as our new independent registered public accounting firm.  Deloitte was our independent registered public accounting firm from our formation in November 1996 through the year 2011.

Deloitte’s audit reports on our financial statements as of and for the years ended December 31, 2011 and 2010, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the two fiscal years ended December 31, 2011 and 2010 and through March 13, 2012, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference thereto in its reports on our consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On March 13, 2012, we provided Deloitte with a copy of our Current Report on Form 8-K and requested that Deloitte provide us with a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agrees with the above disclosures.  A copy of Deloitte’s letter, dated March 13, 2012, is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on March 19, 2012.

On March 13, 2012, the Audit Committee approved the appointment of Ernst & Young as our new independent registered public accounting firm, effective March 13, 2012, to perform independent audit services for the fiscal year ended December 31, 2012 (including with respect to our quarterly period ended March 31, 2012).  During the two fiscal years ended December 31, 2011 and 2010 and through March 13, 2012, neither we, nor anyone on our behalf, consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by Ernst & Young that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2013.

Relationship with Independent Registered Public Accounting Firm

In addition to performing the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting, Ernst & Young and its affiliated entities, or E&Y, provided audit-related services for us during 2012.  In addition to performing the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting, Deloitte and its affiliated entities, or D&T, provided audit-related services for us during 2011.  The aggregate fees billed for 2012 by E&Y and 2011 by D&T for each of the following categories of services are set forth below:

Audit Fees: The aggregate fees billed by E&Y for audit and reviews of our 2012 financial statements were $875,000.  The aggregate fees billed by D&T for audit and reviews of our 2011 financial statements were $770,550.

Audit-Related Fees:  The aggregate fees billed by E&Y for audit related services during 2012 were $173,280. The aggregate fees billed by D&T for audit-related services during 2011 were $17,000.  The audit-related services in 2012 and 2011 principally included due diligence and accounting consultation relating to our public offerings.

Tax Fees:  The aggregate fees billed by E&Y for tax services for 2012 were $84,500.  The aggregate fees billed by D&T for tax services for 2011 were $37,820.

All Other Fees:  The aggregate fees billed by E&Y for all other services for 2012 were $18,109.  The other services principally included accounting advisory services rendered prior to their appointment as our auditor.  D&T did not perform any other kinds of services for us during 2011 and we did not pay D&T any additional fees.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm.  Specifically, the audit committee pre-approved the use of E&Y for the following categories of non-audit services: SEC filings, including comfort letters, consents and comment letters; accounting consultations on matters addressed during the audit or interim reviews; and tax compliance and consultations.   Our audit committee approved the hiring of E&Y to provide all of the services detailed above prior to such independent registered public accounting firm’s engagement.  None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

Additionally, for the period that D&T performed the audits of our financial statements and management’s assessment of the effectiveness of the internal control over financial reporting, the audit committee pre-approved the use of D&T for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we request D&T to undertake to provide assurances on matters not required by laws or regulations.  In addition, the audit committee specifically pre-approved the use of Ernst & Young for the tax services.   In each case, the audit committee also set a specific annual limit on the amount of such services which we would obtain from the independent registered public accounting firm, and required management to report the specific engagements to the audit committee on a quarterly basis, and also obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to such independent registered public accounting firm during the then current fiscal year.  Our audit committee approved the hiring of D&T to provide all of the services detailed above prior to such independent registered public accounting firm’s engagement.  None of the services related to the Audit-Related Fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2012, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

ACCESS TO FORM 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 1, 2013 a copy of our annual report on   Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.  You should address your request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036 or email your request to us at investor@annaly.com.

We make available on our website, www.annaly.com, under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2014 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 13, 2013.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.  Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2014 Annual Meeting of Stockholders must notify us in writing of such proposal by December 13, 2013, but in no event earlier than November 13, 2013.

Any such nomination or proposal should be sent to Secretary, Annaly Capital Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

EXHIBIT A MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of                 , 2013 by and among Annaly Management Company LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), ANNALY CAPITAL MANAGEMENT, INC., a Maryland corporation (the “Company”), and each Subsidiary (as defined below) of the Company that becomes a party to the Agreement (as defined below) pursuant to Section 29, and shall become effective and binding on the Manager and the Company as of July 1, 2013 (the “Effective Date”).

WHEREAS, the Company has elected to be taxed as a “real estate investment trust” (“REIT”) as defined under the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company and the Subsidiaries each desire to retain the Manager to provide investment advisory services to the Company and the Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS.

 The following terms have the following meanings assigned to them:

(a)          “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(b)          “Agreement” means this Management Agreement, as amended from time to time.

(c)          “Assets” means the assets of the Company and the Subsidiaries.

(d)          “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(e)          “Board of Directors” means the Board of Directors of the Company.

(f)           “Code” has the meaning set forth in the recitals of the Agreement.

(g)          “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(h)          “Company” has the meaning set forth in the preamble of the Agreement.

(i)          “Company Account” has the meaning set forth in Section 5 of the Agreement.

(j)          “Company Executive Officer” means the Company’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer of the Company.

(k)          “Company Indemnified Party” has the meaning set forth in Section 11(b) of the Agreement.

(l)          “Effective Termination Date” has the meaning set forth in Section 13(a) of the Agreement.

(m)          “Excess Funds” has the meaning set forth in Section 2(m) of the Agreement.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)          “Expenses” has the meaning set forth in Section 9 of the Agreement.

(p)          “GAAP” means generally accepted accounting principles, as applied in the United States.

(q)          “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(r)          “Guidelines” has the meaning set forth in Section 2(b)(i) of the Agreement.

(s)          “Indemnitee” has the meaning set forth in Section 11(b) of the Agreement.

(t)          “Indemnitor” has the meaning set forth in Section 11(c) of the Agreement.

(u)          “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(v)          “Initial Term” has the meaning set forth in Section 13(a) of the Agreement.

(w)          “Investment Company Act” means the Investment Company Act of 1940, as amended.

(x)          “Management Fee” means a management fee, payable (in cash) monthly in arrears, in an amount equal to one-twelfth of 1.05% of the Opening Stockholders’ Equity Balance, as adjusted by the Manager in the following manner:

(A)           at the end of a calendar month to reflect any changes that result from any of the events specified in clause (A) in the definition of “Stockholders' Equity” during such calendar month from the Opening Stockholders’ Equity Balance; and

(B)           at the end of a calendar quarter to reflect any changes that result from the components specified in clauses (B), (C) or (D) in the definition of “Stockholders’ Equity” for such calendar quarter from the Opening Stockholders’ Equity Balance.

Since the Management Fee is to be paid monthly, and the components of Stockholders’ Equity specified in clauses (B), (C) and (D) will not be known until the end of the quarter in question, the Manager shall use the prior quarter’s value as an estimate for each monthly payment and will effect a reconciliation at the end of the quarter, so that the actual Management Fee paid for each quarter will be based on the values of the components specified in clauses (B), (C) and (D) at the end of that particular quarter.

(y)          “Manager” has the meaning set forth in the preamble of the Agreement.

(z)          “Manager Indemnified Party” has the meaning set forth in Section 11(a) of the Agreement.

(aa)        “Monitoring Services” has the meaning set forth in Section 2(b) of the Agreement.

(bb)       “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) of the Agreement.

(cc)        “NYSE” means the New York Stock Exchange LLC.

(dd)       “Opening Stockholders’ Equity Balance” means Stockholders’ Equity at the end of the most recently completed calendar quarter.

(ee)        “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ff)         “Portfolio Management Services” has the meaning set forth in Section 2(b) of the Agreement.

(gg)       “Qualified REIT Subsidiary” has the meaning set forth in Section 856(i)(2) of the Code.

(hh)       “REIT” has the meaning set forth in the recitals of the Agreement.

(ii)          “Renewal Term” has the meaning set forth in Section 13(a) of the Agreement.

(jj)          “Sale of the Manager” means the occurrence of any of the following:

(A)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person; or

(B)           the acquisition by any Person or group other than any of the Manager’s employees (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act),  in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager or 50% or more of the total market value of the capital interests of the Manager .

(kk)        “Securities Act” means the Securities Act of 1933, as amended.

(ll)          “Stockholders’ Equity” means:

(A)           the sum of the net proceeds from any issuances of the Company’s equity securities since inception less any amount that the Company pays for repurchases of its equity securities (determined as of the most recent month end), plus

(B)           the Company’s consolidated retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less

(C)           any unrealized gains, losses or other items that do not affect realized net income as of the most recently completed calendar quarter as adjusted to exclude

(D)           one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between the Manager and the Company’s  Independent Directors and approved by a majority of the Company’s  Independent Directors.

(mm)      “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(nn)       “Taxable REIT Subsidiary” has the meaning set forth in Section 856(l) of the Code.

(oo)       “Termination Notice” has the meaning set forth in Section 13(a) of the Agreement.

(pp)       “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

SECTION 2.         APPOINTMENT AND DUTIES OF THE MANAGER.

(a)          The Company and each Subsidiary that becomes a party to this Agreement each hereby appoints the Manager to manage the Assets of the Company and each Subsidiary that becomes a party to this Agreement subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  Unless otherwise provided, the appointment gives the Manager discretionary authority over the Assets and in the performance of the Portfolio Management Services, as defined below.  The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)          The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company and its Subsidiaries may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and its Subsidiaries as may be appropriate, including, without limitation:

(i)           serving as consultant for the Company and its Subsidiaries with respect to the periodic review of the investment criteria and parameters for the Assets, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii)           investigating, analyzing and selecting possible asset acquisition opportunities and acquiring, financing, retaining, selling, restructuring, or disposing of Assets consistent with the Guidelines;

(iii)           with respect to prospective purchases, sales, or exchanges of Assets, conducting negotiations, on behalf of the Company and its Subsidiaries, with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv)           advising the Board of Directors with respect to alternative forms of capital raising;

(v)           negotiating and entering into, on behalf of the Company and its Subsidiaries, repurchase agreements, securitizations, commercial paper, CDOs, interest rate swap agreements, warehouse facilities and other agreements and instruments required for the Company and its Subsidiaries to conduct its business;

(vi)           engaging and supervising, on behalf of the Company and its Subsidiaries, and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, and all other services as may be required relating to the Company’s and the Subsidiaries’ operations or Assets (or potential Assets);

(vii)           advising the Company and its Subsidiaries on, preparing, negotiating and entering into, on the Company’s behalf, applications and agreements relating to programs established by the U.S. Government or other governments;

(viii)           coordinating and managing operations of any joint venture or co-investment interests held by the Company and its Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(ix)           providing executive and administrative personnel, office space and office services required in rendering services to the Company and its Subsidiaries;

(x)           administering the day-to-day operations of the Company and its Subsidiaries and performing and supervising the performance of such other administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s and its Subsidiaries’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi)           communicating on behalf of the Company and its Subsidiaries with the holders of any equity or debt securities of the Company and its Subsidiaries as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xii)           counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii)           evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and its Subsidiaries, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(xiv)           counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xv)           counseling the Company and its Subsidiaries regarding Asset holdings in order for the Company or any Subsidiary not to fall within the definition of “investment company” under the Investment Company Act or otherwise satisfy an exemption or exclusion from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act and using commercially reasonable efforts to cause the Company and its Subsidiaries to maintain such exemption from the registration as an investment company under the Investment Company Act;

(xvi)           assisting the Company and its Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the investment objectives of the Company and its Subsidiaries and making available to the Company and its Subsidiaries its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets;

(xvii)           furnishing reports and statistical and economic research to the Company and its Subsidiaries regarding the activities of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Manager;

(xviii)           monitoring the operating performance of the Assets and providing periodic reports with respect to Asset performance to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix)           investing and re-investing any moneys and securities of the Company and its Subsidiaries (including investing Assets in short-term financial instruments pending investment of such Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and its Subsidiaries) and advising the Company and its Subsidiaries as to its capital structure and capital raising;

(xx)           causing the Company and its Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxi)          assisting the Company and its Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii)         assisting the Company in establishing any new Subsidiaries, which may be Taxable REIT Subsidiaries or Qualified REIT Subsidiaries;

(xxiii)        assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable to the Company and its Subsidiaries in respect of its business activities, including preparing or causing the preparation of all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act or by the NYSE and any other securities exchange or quotation systems on which the Company’s capital stock may be traded or quoted;

(xxiv)        assisting the Company and its Subsidiaries in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs;

(xxv)         placing, or arranging for the placement of, all portfolio management orders pursuant to its investment determinations for the Company and its Subsidiaries either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(xxvi)        handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and its Subsidiaries may be involved or to which the Company may be subject arising out of the day-to-day operations of the Company and its Subsidiaries (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxvii)       using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company and its Subsidiaries to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxviii)      representing and making recommendations to the Company and its Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxix)        advising the Company and its Subsidiaries with respect to and structuring long-term financing vehicles for the portfolio of Assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxx)         serving as the consultant for the Company and its Subsidiaries with respect to decisions regarding any of its financings, hedging activities or borrowings undertaken by the Company and its Subsidiaries including (1) assisting the Company and its Subsidiaries in developing criteria for debt and equity financing that is specifically tailored to its objectives; and (2) advising the Company and its Subsidiaries with respect to obtaining appropriate financing for its Assets;

(xxxi)        arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and its Subsidiaries;

(xxxii)       performing such other services as may be reasonably required from time to time for management and other activities relating to the Assets and business of the Company and its Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxxiii)      using commercially reasonable efforts to cause the Company and its Subsidiaries to materially comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and its Subsidiaries with respect to the Assets.  Such services will include, but not be limited to: (i) consulting with the Company and its Subsidiaries on the purchase and sale of portfolio Assets; (ii) identifying other investment opportunities in connection with managing the portfolio of Assets; (iii) collecting information on, and submitting reports pertaining to Assets, interest rates and general economic conditions; (iv) periodically reviewing and evaluating the performance of the portfolio of Assets; (v) acting as liaison between the Company and its Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of Assets; and (vi) performing other customary functions related to portfolio management.  Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and its Subsidiaries with respect to any loan servicing activities provided by third parties.  Such Monitoring Services will include, but not be limited to: (i) negotiating servicing agreements; (ii) acting as a liaison between the servicers of the assets and the Company and its Subsidiaries; (iii) reviewing servicers’ delinquency, foreclosure and other reports on Assets; supervising claims filed under any insurance policies; and (iv) enforcing the obligation of any servicer to repurchase assets.

(c)          For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements and such other agreements, instruments and authorizations on its behalf on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate.  This power of attorney is deemed to be coupled with an interest.

(d)          The Manager may enter into agreements with third parties, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and its Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and its Subsidiaries pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries.

(e)          To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional service providers for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and its Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and its Subsidiaries, (ii) shall not result in an increased Management Fee or expenses to the Company, and (iii) shall be approved by the Independent Directors of the Company.

(f)          The Manager may retain, for and on behalf and at the sole cost and expense of the Company and its Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries.  Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates (including having any “in-house” legal opinions of the Company be issued by employees of the Manager).  The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to comparable outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g)          The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or the Manager or its Affiliates in providing services to the Company on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(h)          In executing portfolio transactions and selecting brokers or dealers, the Manager will use its commercially reasonable efforts to seek on behalf of the Company and its Subsidiaries the best overall terms available.  In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including without limitation the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of transaction costs, including commissions, mark-ups, markdowns or other expenses, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(i)          The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and its Subsidiaries.  Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to effect the best interests of the Company and its Subsidiaries.

(j)          As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and its Subsidiaries, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(k)          The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and its Subsidiaries, all reports, financial or otherwise, with respect to the Company and its Subsidiaries reasonably required by the Board of Directors in order for the Company and its Subsidiaries to comply with its Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and its Subsidiaries’ books of account by a nationally recognized independent accounting firm.

(l)          The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and its Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(m)         Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder.  Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(n)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and its Subsidiaries’ sole cost and expense.

(o)          After the Effective Date, the Manager will advise the Board of Directors of changes in the equity ownership of the Manager.

SECTION 3.         DEVOTION OF TIME; NONCOMPETITION; NONSOLICITATION.

(a)          The Manager will provide the Company and its Subsidiaries with a management team, including its Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer and other support personnel, to provide the management services to be provided by the Manager to the Company and its Subsidiaries hereunder, the members of which team shall devote their full business time, energy and ability to the management of the Company and its Subsidiaries as the Board of Directors deems necessary and appropriate, commensurate with the level of activity of the Company and its Subsidiaries from time to time.   The Manager shall provide the Company with a succession plan, which must be reasonably acceptable to a majority of the Independent Directors, setting forth the succession of replacement officers in the event that a member of the management team is unable to provide management services to the Manager.

(b)          Each Company Executive Officer shall enter into an employment agreement with the Manager, to which the Company shall be a third party beneficiary, that provides that during the term of the Company Executive Officer’s employment and, in the event of termination of the Company Executive Officer’s employment by the Manager for Cause or voluntary termination of employment by the Company Executive Officer (other than for Good Reason), for a period of one year following such termination, the Company Executive Officer will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any private or public investment firm, broker dealer or real estate investment trust whose principal business strategy is based on or who engages in the trading, sales or management of mortgage-backed securities (the “Business”) in any geographical region in which the Company engages in the Business.  The employment agreement will further provide that it is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Company Executive Officer further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Company Executive Officer from competing with the Company or any Subsidiary in the areas of Business in violation of this Agreement.  For the purposes of this paragraph “Cause” means (i)  the Company Executive Officer’s failure to substantially perform the duties described in his or her employment agreement, (ii) acts or omissions constituting recklessness or willful misconduct on the part of the Company Executive Officer in respect of his or her fiduciary obligations to the Manager which is materially and demonstrably injurious to the Manager, or (iii) the Company Executive Officer’s conviction for fraud, misappropriation or embezzlement in connection with the assets of the Company or the Manager.  In the case of clause (i) only, it shall also be a condition precedent to the Manager’s right to terminate the Company Executive Officer’s employment for Cause that (1) the Manager shall first have given the Company Executive Officer written notice stating with specificity the reason for the termination (“breach”) at least 60 days before such determination and the Company Executive Officer and his or her counsel are given the opportunity to answer such grounds for termination in person, at a hearing or in writing, in the Company Executive Officer’s discretion; and (2) if such breach is susceptible to cure or remedy, a period of 60 days from and after the giving of the notice described in (1) shall have elapsed without the Company Executive Officer having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 60 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days), provided the Company Executive Officer has made and continues to make a diligent effort to effect such remedy or cure.  In the case of clause (iii) above, the Company Executive Officer’s employment may be terminated immediately without any advance written notice.  For the purposes of this paragraph “Good Reason” means the occurrence of one or more of the following without the Company Executive Officer’s written consent: (i) a material breach of this Agreement by the Company, (ii) a materially significant change by the Company in the Company Executive Officer’s duties, authorities or responsibilities, (iii) the relocation by the Company of the Company Executive Officer’s principal place of employment more than 60 miles from New York, New York, or (iv) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Company within fifteen (15) days upon a merger, consolidation, sale or similar transaction, provided however that none of the events specified in (i), (ii), or (iii) shall constitute Good Reason unless the Company Executive Officer shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within a reasonable period, not to exceed thirty (30) days, after the Company’s actual receipt of such written notice.

(c)          During the Term of this Agreement and, in the event of termination of this Agreement by the Manager pursuant to Section 13(b), for a period of one year following such termination, the Manager will not, directly or indirectly, without the prior written consent of the Company, manage, operate, join, control, participate in, or advise any real estate investment trust whose business strategy is based on or who engages in the Business in any geographical region in which the Company engages in the Business.  It is further expressly agreed that the Company will or would suffer irreparable injury of the Company in violation of the preceding sentence of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Manager further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Manager from competing with the Company or any Subsidiary, in the areas of Business in violation of this Agreement.

SECTION 4.         AGENCY.

(a)          The Manager shall act as agent of the Company and each Subsidiary in making, acquiring, financing and disposing of Assets, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company and each Subsidiary, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries, and handling, prosecuting and settling any claims of or against the Company or Subsidiary, the Board of Directors, and holders of the Company’s and the Subsidiaries’ Assets.

(b)          Managers, partners, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company or the Subsidiary, such persons shall use their respective titles in the Company or the Subsidiary.

(c)          The Manager is authorized, for and on behalf of, and at the sole cost and expense of the Company and the Subsidiaries, to employ securities dealers for the purchase and sale of Assets as the Manager deems necessary or appropriate, in its sole discretion. All trades will be executed with established securities dealers which are approved by the Manager selected in a manner consistent with best execution. No concessions on prices will be made to any dealer by reason of services or goods provided or offered to be provided. In addition to the gross dealing price, the Manager will take into account the level of charges, mark up or mark down made by the counterparty and the creditworthiness of the counterparty.

(d)          The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Company to file any registration statement in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary.  If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

SECTION 5.         BANK ACCOUNTS.  At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

SECTION 6.         RECORDS; CONFIDENTIALITY.  The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to non-Affiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s and its Subsidiaries’ business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company or Subsidiary investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party.  The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6.  The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

SECTION 7.         OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a)          The Manager shall require each seller or transferor of investment assets to the Company and its Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate.  In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code, (iii) would adversely affect the status of the Company or the Subsidiary under the Investment Company Act or the Company’s or any Subsidiary’s reliance on any exemption from registration as an “investment company” under the Investment Company Act, or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments.  If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing or any other provisions of this Agreement, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c)          The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Assets but will not review each proposed investment, except as otherwise provided herein.  If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken.  The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(d)          The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and its Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8.         COMPENSATION.

(a)          During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Management Fee monthly in arrears commencing with the month in which this Agreement was executed. If applicable, the initial payment and final installment of the Management Fee will be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement was in effect.

(b)          The Manager shall compute each installment of the Management Fee within five days after the end of the calendar month with respect to which such installment is payable.  A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Management Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

(c)          All compensation, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans other than discretionary incentive compensation provided to employees in accordance with Section 8(f), and costs of insurance other than liability insurance as contemplated by Section 9(b)(iii), related to any employees of the Company or any of its Subsidiaries who remain employees thereof for regulatory or corporate efficiency reasons will be deducted from the Management Fee.

(d)          The Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(e)          The Company and the Manager agree that the Manager (as determined by the Company’s Chief Financial Officer in good faith) shall prepare a pro forma calculation that sets forth a calculation of the Management Fee as if this Agreement was in effect for the period from January 1, 2013 until the Effective Date (the “Pro Forma Calculation”).  The Company shall pay to the Manager, in July 2013, an amount equal to the Pro Forma Calculation minus the actual amount of cash compensation paid to any employees of the Company and any of its Subsidiaries for the period from January 1, 2013 until the Effective Date.

SECTION 9.         EXPENSES OF THE COMPANY.

(a)          The Manager shall be responsible for the compensation expenses related to any and all personnel of the Manager, including without limitation, salaries, bonus and other wages, payroll taxes and the cost of the employee benefit plans of such personnel, and costs of insurance with respect to such personnel (other than liability insurance as contemplated by Section 9(b)(iii)).

(b)          The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (the “Expenses”), excepting those expenses that are specifically the responsibility of the Manager as set forth herein.  Without limiting the generality of the foregoing, Expenses include, but are not limited to, the following:

(i)           expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(ii)           costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and its Subsidiaries by third party providers retained by the Manager.

(iii)           the compensation of the Independent Directors and expenses of the Company’s directors and the cost of liability insurance to indemnify the directors and officers of the Company, its Subsidiaries and the Manager;

(iv)           costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company and its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings of the Company and its Subsidiaries;

(v)           expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange or other market center, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

(vi)           costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used solely for the Company and its Subsidiaries;

(vii)           expenses incurred by managers, officers, employees and agents of the Manager for travel on behalf of the Company and its Subsidiaries and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of Assets or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company and its Subsidiaries;

(viii)         costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)           compensation and expenses of the custodian and transfer agent of the Company and its Subsidiaries, if any;

(x)            the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)           all taxes and license fees;

(xii)          all insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries except for the costs attributable to the insurance that the Manager elects or is required by Sections 7(d), 8(c) or 9(b)(iii) to carry for itself and its employees and employees of the Company and its Subsidiaries who remain employees thereof for regulatory or corporate efficiency reasons;

(xiii)         costs and expenses incurred in contracting with third parties for the servicing and special servicing of assets of the Company and its Subsidiaries;

(xiv)         all other costs and expenses relating to the business and investment operations of the Company and its Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xv)          expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company and its Subsidiaries or Assets separate from the office or offices of the Manager;

(xvi)         expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)        any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xviii)       all rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Company, its Subsidiaries, the Manager and its Affiliates required for the operations of the Company and its Subsidiaries; and

(xix)          all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred and have not yet been paid or are incurred in connection with such expiration or termination.

SECTION 10.       CALCULATIONS OF EXPENSES.

The Manager shall prepare a statement documenting the Expenses of the Company and its Subsidiaries and the Expenses incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within 5 days after the end of each month.  Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on the fifth (5th) business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company.  Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

SECTION 11.       LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement.  The Manager, its officers, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager and the officers, directors and employees of the Manager, its officers, directors, employees and any such Person will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.  The Company and each Subsidiary shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, directors, employees, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with the managers, officers, directors and employees of the Manager, its officers, members, directors, employees, and any such Person (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b)          The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(c)          The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim.  In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

SECTION 12.       NO JOINT VENTURE.  Nothing in this Agreement shall be construed to make the Company and each Subsidiary and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 13.       TERM; TERMINATION.

(a)          Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2014 (the “Initial Term”) and shall be automatically renewed for a one-year term ending each anniversary date thereafter (a “Renewal Term”) unless two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of common stock elect to terminate the Agreement in their sole discretion and for any or no reason, at any time during the Term or any Renewal Term.  If an election is made to terminate this Agreement as set forth above, the Company shall deliver to the Manager prior written notice of the Company’s intention to terminate this Agreement not less than one hundred eighty (180) days prior to the date designated by the Company on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(b)          The Manager may terminate this Agreement by providing prior written notice of the Manager’s intention to terminate this Agreement not less than one hundred eighty (180) days prior to the date designated by the Manager on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date.

(c)          In the event of a Sale of the Manager without the prior written consent of the Independent Directors, this Agreement shall terminate automatically effective as of the date of such sale.

(d)           If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, and 16 of this Agreement.  In addition, Sections 11 and 21 of this Agreement shall survive termination of this Agreement.

SECTION 14.       ASSIGNMENT.

(a)           Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its “assignment” (as defined under the Investment Advisers Act of 1940), in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)           Notwithstanding any provision of this Agreement, the Manager may, without the written consent of the Company,  (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities so long as it remains liable for the Affiliate's performance In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 15.       TERMINATION FOR CAUSE.

(a)          The Company may terminate this Agreement effective immediately upon written notice of termination from the Company to the Manager if (i) the Manager, its agents or its assignees have materially breached any provision of this Agreement and such breach shall have continued for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, or (v) there is a dissolution of the Manager.

(b)          The Manager may terminate this Agreement effective immediately upon written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall have continued for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c)          The Manager may terminate this Agreement in the event the Company becomes required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

SECTION 16.       ACTION UPON TERMINATION.  From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination.  Upon such termination, the Manager shall forthwith:

(i)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)           deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii)           deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 17.       RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST.  The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than thirty (30) days following such request.  The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17.  The Company and any Subsidiary shall indemnify the Manager and its officers, directors, employees, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 18.       REPRESENTATIONS AND WARRANTIES.

(a)          The Company hereby represents and warrants to the Manager as follows:

(i)           The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii)           The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)          The Manager hereby represents and warrants to the Company as follows:

(i)           The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)           The Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 19.       NOTICES.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)          If to the Company:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, New York 10036
Attention:   R. Nicholas Singh, Esq.

(b)          If to the Manager:

Annaly Management Company LLC
1211 Avenue of the Americas
Suite 2902
New York, New York 10036
Attention:   Wellington J. Denahan

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

SECTION 20.       BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 21.       ENTIRE AGREEMENT.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

SECTION 22.       AMENDMENTS.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 23.       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK  WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT).

SECTION 24.       NO WAIVER; CUMULATIVE REMEDIES.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 25.       HEADINGS.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 26.       COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 27.       SEVERABILITY.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 28.       GENDER.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 29.      JOINDER.   Each Subsidiary of the Company will become a party to this Agreement by executing a Joinder Agreement substantially in the form attached hereto as Exhibit B.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By: __________________________
Name: Kevin G. Keyes
Title: President

Annaly Management Company LLC

By: __________________________
Name: Wellington J. Denahan
Title: Managing Member

EXHIBIT A

GUIDELINES

●	No investment shall be made that would cause the Company to fail to qualify as a REIT for federal income tax purposes;

●	No investment shall be made that would cause the Company to be required to register as an investment company under the Investment Company Act;

●	Any assets the Company purchases will be in the targeted assets of the Company (as determined from time to time by the Board of Directors); and

●
Until appropriate assets can be identified, the Manager may deploy the proceeds of any offerings of capital stock of the Company or other cash of the Company in interest-bearing, short-term investments, including money market accounts and/or funds that are consistent with the Company’s intention to qualify as a REIT.

EXHIBIT B

FORM OF JOINDER AGREEMENT

Reference is hereby made to the MANAGEMENT AGREEMENT made as of             , 2013 (the “Agreement”) by and among Annaly Management Company LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”), ANNALY CAPITAL MANAGEMENT, INC., a Maryland corporation (the “Company”), and each Subsidiary (as defined therein) of the Company that becomes a party to the Agreement pursuant to Section 29, and shall become effective and binding on the Manager and the Company as of July 1, 2013 (the “Effective Date”).

Pursuant to and in accordance with Section 29 of the Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed to be a Subsidiary of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

By: __________________________
Name:
Title:

NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000168936_1 R1.0.0.51160 ANNALY CAPITAL MANAGEMENT, INC. 1211 AVE. OF THE AMERICAS,SUITE 2902 NEW YORK, NY 10036 ATTN: KATHRYN FAGAN Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 01 Kevin P. Brady 02 E. Wayne Nordberg 03 Kevin G. Keyes 04 John H. Schaefer The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 The Management Externalization Proposal to approve our entering into a management agreement with the Manager. 3 The proposal to approve a non-binding advisory resolution on executive compensation. 4 Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2013 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 ANNUAL REPORT TO STOCKHOLDERS, 2013 NOTICE & PROXY STATEMENT is/are available at www.proxyvote.com . ANNALY CAPITAL MANAGEMENT, INC. Annual Meeting of Stockholders May 23, 2013 This proxy is solicited by the Board of Directors Revoking all prior proxies, the undersigned hereby appoints Wellington J. Denahan and R. Nicholas Singh, and each of them proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Annaly Capital Management, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis, 1535 Broadway, New York, New York, 10036, commencing at 9:00 a.m., New York time, on Thursday, May 23, 2013, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below. Continued and to be signed on reverse side